Exhibit 10.4

ROYALTY AGREEMENT

BETWEEN

MINERADORA HAVILAH IMPORTAÇÃO E EXPORTAÇÃO LTDA.

AND

NIOBIUM BRAZIL IMPORTAÇÃO E EXPORTAÇÃO LTDA

Table of Contents

Article 1	INTERPRETATION	1

1.1	Definitions	1
1.2	Exhibits	10
1.3	Governing Law	10
1.4	Severability	10
1.5	Calculation of Time	10
1.6	Headings	10
1.7	Other Matters of Interpretation	10

Article 2	ROYALTY GRANT	11

2.1	Grant of Royalty	11
2.2	Duration of Royalty	11
2.3	Interest in the Property	12

Article 3	ROYALTY PAYMENTS	13

3.1	Commencement	13
3.2	Royalty Due Date	13
3.3	Payment Form	13
3.4	Payment Audit	14
3.5	Costs of Audit	14
3.6	Limitation on Audit	14
3.7	Taxes	14
3.8	Interest and Costs	15
3.9	Disposition of Product and Offtake Agreements	16
3.10	Trading Activities of the Payor	16
3.11	WSMD Procedures	17

Article 4	OPERATIONAL MATTERS	17

4.1	Payor to Determine Operations	17
4.2	Compliance with Applicable Laws	17
4.3	Reclamation Obligations	17
4.4	Commingling	18
4.5	Stockpiling	18
4.6	Waste Materials	18

Article 5	Maintenance of Existence and PROPERTY MATTERS	19

5.1	Maintenance of Existence	19
5.2	Obligation to Maintain Property	19
5.3	Abandonment	20
5.4	Reacquisition of Property	21
5.5	Insurance Matters	21

Article 6	RECORDS, ACCESS AND REPORTING	21

6.1	Records and Access	21
6.2	Royalty Statements	21
6.3	Annual Reports	22
6.4	Annual Forecast	22
6.5	Mineral Resources or Mineral Reserves	23
6.6	Development and Mine Plans	23
6.7	Other Reporting Obligations and Notices	23

Article 7	INDEMNITY	24

7.1	Indemnity	24
7.2	Enforcement of Indemnity	24
7.3	Survival of Indemnity	24

Article 8	TRANSFER	25

8.1	Transfer by the Royalty Holder	25
8.2	Transfer by the Payor	25
8.3	Grant of Security Interest	25

Article 9	Liquidation Option	26

9.1	Royalty Holder Option	26

Article 10	CONFIDENTIALITY	26

10.1	Confidentiality	26
10.2	Announcements	27

Article 11	MISCELLANEOUS	27

11.1	Whole Agreement	27
11.2	Amendment	27
11.3	Replacement Product Prices	27
11.4	Notice	27
11.5	Dispute	28
11.6	Further Assurances	29
11.7	Compliance with Approved Standards	29
11.8	No Partnership	30
11.9	Consent	30
11.10	No Waivers	30
11.11	Successors and Assigns	30
11.12	Counterparts	30
11.13	Execution - Authorized Officer to Sign	30

Exhibit I	The Property	1

Exhibit II	Acknowledgement Agreement	2

THIS ROYALTY AGREEMENT is made effective as of September 25, 2025.

BETWEEN:

MINERADORA HAVILAH IMPORTAÇÃO E EXPORTAÇÃO LTDA., a business company incorporated in Brazil and registered with the CNPJ No. 46.168.638/001-37.

(including its successors and assigns, the “Royalty Holder”)

AND:

NIOBIUM BRAZIL IMPORTAÇÃO E EXPORTAÇÃO LTDA, a sole proprietorship limited company, with registered office at Estrada Caiçara, km. 13, s/nº, Anexo Fazenda Quati, Anexo Santo Antônio, Anexo Pedra Petra; Zona Rural; Itapuranga - GO, CEP 76.680-000, registered with the CNPJ/ME under No. 46.833.764/0001-69;

(including its successors and permitted assigns, the “Payor”)

WHEREAS

A.	The Payor owns and intends to explore and, if warranted, develop one or more mines on the Property.

B.	Pursuant to the terms of a Royalty Purchase Agreement dated September 25, 2025 between the Royalty Holder and the Payor, the Payor has agreed to sell and grant to the Royalty Holder the Royalty on the terms and subject to the conditions set out herein.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration (the receipt and adequacy of which are acknowledged), the Parties agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless otherwise provided:

(a)	“Abandonment Date” has the meaning given in Section 5.3(a).

(b)	“Abandonment Property” has the meaning given in Section 5.3(a) and, for certainty, includes the surrendered mineral titles acquired by the Payor, or an Affiliate of the Payor or their respective Personnel or joint actors as referred to in Section 5.3(d).

(c)	“Acceptable Accounting Standards” means International Financial Reporting Standards adopted by the International Accounting Standards Board from time to time.

(d)	“Affiliate” means, with respect to a Person, any other Person that directly or indirectly (through one or more intermediaries) Controls, is Controlled by or is under common Control with, the first-mentioned Person.

(e)	“Agreement” means this agreement together with its exhibits.

(f)	“Approved Standard” means any of (i) Subpart 1300 of Regulation S-K under the United States Securities Act of 1933 and the United States Securities Exchange Act of 1934, (ii) the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves, (iii) the Canadian Institute of Mining, Metallurgy and Petroleum Definition Standards on Mineral Resources and Mineral Reserves, (iv) National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators, (v) the South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves, (vi) the Pan European Reserves and Resources Reporting Committee Standard for Reporting of Exploration Results, Mineral Resources and Mineral Reserves, (vii) any other classification system for the reporting of mineral reserves and mineral resources, or (viii) or any successor instrument, rule or policy to any of the foregoing.

(g)	“Arbitrators” has the meaning given in Section 11.5(b).

(h)	“Authorization” means any authorization, approval, consent, concession, exemption, license, lease, grant, permit, franchise, right (including surface rights, access rights, rights of way, privileges, concessions or franchises granted to or held by the Payor by, or required to be obtained from, any Person (including a Governmental Body), for the exploration of the Property or the construction, development and operation of a mine on the Property), privilege or no-action letter from any Governmental Body having jurisdiction with respect to any specified Person, property, transaction or event, or with respect to any of such Person’s property or business and affairs (including any zoning approval, mining permit, development permit or building permit) or from any Person in connection with any easements, contractual rights or other matters, but in each case excludes the Property.

(i)	“Average Product Reference Price” means the average Quarterly LME spot or settlement price (or the average of all such prices reported for each such day, if more than one) published by the LME on its website (or, if no Quarterly LME spot or settlement price is available, another similar quotation acceptable to the Parties, acting reasonably or, if they cannot agree or the relevant commodity or Product is not so quoted, then determined by an Independent Expert hereunder), as the context requires.

(j)	“Books and Records” means the books, accounts, records and data of every kind or nature maintained by or on behalf of the Payor or an Affiliate of the Payor, including any reports filed with the National Mining Agency in Brazil (ANM), in relation to the Property, or the Payor’s operations and activities on the Property, or the calculation of the Royalty, including books, accounts and records which relate to, contain or which consist of:

(i)	the quantity of Product Sold in each Quarter or for which insurance proceeds have been received in the Quarter;

(ii)	the calculation of each component of the Royalty for each Quarter;

(iii)	the payment of the Royalty in each Quarter;

(iv)	where there is any commingling in a Quarter of Product with Other Source Product, the measures, moistures and assays of the minerals and substances in the Product extracted and recovered from the Property prior to the commingling;

(v)	Offtake Agreements, settlement sheets, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files, electronically stored data and other data;

(vi)	geological and metallurgical data, drill hole logs, cross sections and assay results;

(vii)	the exploration, development and mining of the Property; and

(viii)	the stockpiling, treatment, processing, refining and transportation of Product or Waste Materials (as the case may be).

(k)	“Business Day” means a day that is not a Saturday, Sunday or any other day which is a statutory holiday or a bank holiday in Sao Paulo, Brazil or Saint Vincent and the Grenadines.

(l)	“Change of Control” of a Person (the “Subject Person”) means the consummation of any transaction or event, including any consolidation, business combination, arrangement, amalgamation or merger or any issue, transfer or acquisition of securities, the result of which is that any other Person (other than an Affiliate of the Subject Person) or group of other persons (other than an Affiliate of the Subject Person) acting jointly or in concert for purposes of such transaction or event (a) becomes the beneficial owners, directly or indirectly, of more than 50% of the votes attached to the voting securities of the Subject Person or (b) otherwise acquires control of the Subject Person through the occupation of a majority of the seats (other than the vacant seats) on the board of the Subject Person by individuals who were neither (i) nominated by the board of the Subject Person nor (ii) appointed, approved or endorsed by members of the board of the Subject Person.

(m)	“Claim” includes any claim, action, damage, loss, liability, cost, charge, expense, outgoing, payment or demand of any nature and whether present or future, fixed or unascertained, actual or contingent and whether at law, in equity, under statute, contract or otherwise.

(n)	“Commingling Plan” has the meaning given in Section 4.4.

(o)	“Confidential Information” has the meaning given in Section 10.1.

(p)	“Control” or “Controlled” means:

(i)	when used as a verb:

(A)	with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of the entity through the legal or beneficial ownership of voting securities or the right to appoint managers, directors or corporate management, or by contract, voting trust or otherwise; and

(B)	with respect to a natural person, the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise, and

(ii)	when used as a noun, an interest that gives the holder the ability to exercise any of the powers described in clause (i) above.

(q)	“Development and Mine Plan” means, in respect of the Property taken as a whole, the development and/or mine plan adopted by the board of directors of the Payor (or its ultimate parent company) as such plan may be amended, restated, revised or supplemented by the Payor (or its ultimate parent company) from time to time.

(r)	“Dispute” has the meaning given in Section 11.5(a).

(s)	“Dispute Notice” has the meaning given in Section 11.5(a).

(t)	“Environment” includes the air, surface water, groundwater, body of water, any land, soil or underground space even if submerged under water or covered by a structure, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matters and living organisms and the environment or natural environment as defined in any Environmental Law and “Environmental” shall have a similar extended meaning.

(u)	“Environmental Laws” means all Laws relating in whole or in part to the Environment, including those relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, release, disposal, dumping, incineration, spraying, pumping, injecting, depositing or burying of any Hazardous Substance.

(v)	“Excluded Taxes” means, with respect to the Royalty Holder, (i) any Taxes that are recoverable by the Royalty Holder or its assignees by way of input tax credit, refund or rebate or which may be applied towards the income tax liability of the Royalty Holder; and (ii) any Taxes imposed or collected by a jurisdiction by reason of the Royalty Holder or its assignees being incorporated or resident in that jurisdiction, or having a permanent establishment in that jurisdiction, in each case determined by application of the Laws of that jurisdiction (other than where such Tax is imposed on or collected by any jurisdiction and such Tax arises in connection with entering into, benefitting from or enforcing rights under this Agreement).

(w)	“Good Industry Practice” means, in relation to any decision or undertaking, the exercise of that degree of diligence, skill, care, prudence, oversight, economy and stewardship which is commonly observed or would reasonably be expected to be observed by skilled and experienced professionals in the international mining industry engaged in the same type of undertaking under the same or similar circumstances.

(x)	“Governmental Body” means any federal, provincial, state, territorial, regional, municipal, local government or authority, quasi government authority, fiscal or judicial body, government or self-regulatory organisation, commission, board, tribunal, organisation, stock exchange or any regulatory, administrative or other agency, or any political or other subdivision, department, or branch of any of the foregoing including any indigenous or native body (or both, as the case may be) exercising governance powers by right, title or custom.

(y)	“Gross Proceeds”, for any given Quarter, means proceeds received or deemed to be received by the Payor from the Sale of Product from the Property, without set-off, whether processed on or off the Property, determined as follows, subject to the provisions of Sections 3.1(b) and 4.4:

(i)	if the Product Sold by the Payor or its Affiliates is refined metal, then such refined metal shall be deemed to have been Sold at the Average Product Reference Price for the Quarter in which the refined metal was Sold, and the Gross Proceeds in respect of such refined metal shall be determined by multiplying the number of ounces, tonnes or other unit of refined metal Sold, by commodity, for such Quarter by the Average Product Reference Price for such Quarter;

(ii)	if any Product Sold by the Payor or its Affiliates is in the form of raw ore, doré, precipitates, concentrates or other intermediate products and the Product is not sold to a smelter or refinery, then:

(A)	for all such Product or any of the commodities contained in such Product for which an Average Product Reference Price is available, the Gross Proceeds shall be the result when:

(1)	the number of ounces, tonnes or other unit of contained metal, by commodity, is measured and multiplied by its applicable Average Product Reference Price; and

(2)	the resulting sums per each commodity are aggregated;

(B)	for all such Product or any of the commodities contained in such Product for which an Average Product Reference Price is not available, the Gross Proceeds shall be:

(1)	the amount of gross proceeds actually paid to, or at the direction of, the Payor or its Affiliates for the Sale of such Products to arm’s length purchasers; or

(2)	the fair market value of all such Product Sold to Persons not dealing at arm’s length with the Payor (including, for greater certainty, the Payor’s Affiliates, a co-venturer, purchasers purchasing Product in connection with Trading Activities), unless such amount is disputed by the Royalty Holder as not being market value in which case the market value shall be determined by an Independent Expert chosen by the Royalty Holder, and, for greater certainty and notwithstanding any other provision in this Agreement, in determining quantity of metals in Product to be used in the calculation of “Gross Proceeds”, the aggregate gross quantity of metals in Product, as determined by full and final assays if applicable, shall be used as the basis in determining the amount of each such commodity contained in Product Sold under this Agreement, after giving effect to any payability factors, deductions or penalties applied by any third party; and

(iii)	if there is a Loss of Product, then the Gross Proceeds shall be equal to the sum of the insurance and/or any other recoverable proceeds (if any) in respect of such Loss and any Gross Proceeds from the Sale of such Product, determined under this definition of “Gross Proceeds”.

(z)	“Hazardous Substance” means any pollutant, contaminant, waste, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Law.

(aa)	“IFRS” means the International Financial Reporting Standards adopted by the International Accounting Standards Board from time to time.

(bb)	“Indemnified Party” has the meaning given in Section 7.1.

(cc)	“Independent Expert” means:

(i)	in respect of the definition of “NPV”, an internationally recognized investment bank with mining and royalty valuation expertise; and

(ii)	in respect of all other provisions herein, a Person who has suitable qualifications and experience appropriate to determine market prices of Products, and in each case, is independent of the Parties and has no direct or indirect personal interest in the outcome of the decision he or she is requested to make and, unless otherwise agreed between the Parties, shall not (and whose firm shall not) have acted for any Party in any material capacity for a period of at least two (2) years preceding the date of his or her appointment.

(dd)	“Law” includes:

(i)	any national, federal, provincial, territorial, regional, municipal, or local statute, law, by law, rule, regulation, code, ordinance;

(ii)	any judgment, decree, writ, administrative interpretation, guideline, policy, injunction, order or the like, of any Governmental Body;

(iii)	common law or equity; and

(iv)	any Governmental Body standard, protocol, order, requirement, registration, certificate, permit, licence, approval or consent (including conditions in respect of any standard, protocol, order, requirement, registration, certificate, permit, licence, approval or consent).

(ee)	“Li-Nb-Ta” means Lithium-Niobium-Tantalum.

(ff)	“LME” means the London Metal Exchange.

(gg)	“Loss” means an insurable or recoverable loss of or damage to Product, whether or not occurring on or off the Property and whether the Product is in the possession of the Payor, its Affiliates or otherwise.

(hh)	“NPV” means the net present value of the Royalty based on the NPV Criteria, as determined by an Independent Expert appointed by the Royalty Holder applying a discount rate of 3% and calculated from the time of the Trigger Event.

(ii)	“NPV Criteria” means a calculation of net present value of the cash flows generated from the Royalty, using: (a) the future production of Product on the Property as set forth in the life of mine model assumptions contained in either (i) the most recent technical report or (ii) the most recent mine plan (at the Royalty Holder’s sole discretion), and (b) published Selected Commodity Analysts’ consensus estimates of annual future commodity prices, if available, and if not available, the Independent Expert’s estimates of annual future commodity prices using its professional judgment. .

(jj)	“Offtake Agreement” means any agreement entered into by the Payor or its Affiliates with an Offtaker for: (a) the Sale of Product to an Offtaker; (b) the delivery of the entitlement to, or the benefit of, Product to an Offtaker; or (c) the smelting, refining or other beneficiation of Product by an Offtaker for the benefit of the Payor or its Affiliates, as the same may be supplemented, amended, restated or superseded from time to time.

(kk)	“Offtaker” means any Person (which may include Affiliates or co-venturers of the Payor, provided that if any such Affiliate(s) or co-venturer(s) ultimately Sells Product to any other Person for any additional profit, then that other Person shall be considered the Offtaker): (i) that purchases Product from the Payor or its Affiliates; (ii) that is the recipient or transferee of title to Product or the recipient of the entitlement to or benefit of Product from the Payor or its Affiliates; or (iii) that takes delivery of Product for the purpose of smelting, refining or other beneficiation of such Product for the benefit of the Payor or its Affiliates.

(ll)	“Other Source Product” has the meaning given in Section 4.4.

(mm)	“Parties” means the payor, the Parent and the Royalty Holder and “Party” means either the Payor, the Parent or the Royalty Holder, as the context requires.

(nn)	“Person” means and includes any individual, corporation, limited liability company, partnership, firm, joint venture, syndicate, association, trust, governmental agency or board or commission or authority and any other form of entity or organization.

(oo)	“Personnel” means, at the relevant time, in relation to a Party, any of its (or any Affiliates’) directors, officers, employees, contractors, representatives, professional advisors and agents.

(pp)	“Product” means any and all minerals of every nature and kind (including Li-Nb-Ta and any other rare earth elements and precious and base metals), in whatever form or state which are mined, produced, excavated, extracted, recovered in soluble solution or otherwise recovered or produced from the Property, and including any such material derived from any processing or reprocessing of any Waste Materials, and including ore and any other products resulting from the further milling, processing or other beneficiation of such materials, including concentrate or doré bars.

(qq)	“Property” means the mineral rights as set out in Exhibit I hereto located in Brazil, together with any present or future mineral rights, mining claim, license, lease, concession, permit, patent, or other tenure resulting from amendment, relocation, renewal, extension, modification, exchange, substitution, amalgamation, succession, conversion, demise to lease, renaming or variation of any of those mineral rights or any additional rights deriving from those mineral rights (whether granting or conferring the same, similar or any greater rights and whether extending over the same or a greater or lesser domain).

(rr)	“Quarter” and “Quarterly” mean the period commencing on the date that the Payor or an Affiliate or designee of the Payor first receives payment for the Sale of Product or the out-turn of refined metals by a refinery to the Payor’s or its Affiliate’s pool account in respect of Product and expiring on the day preceding the next occurring 1st day of January, April, July or October and thereafter each successive period of 3 calendar months.

(ss)	“Restricted Person” means any person that:

(i)	is named, identified, described in or on or included in or on any of:

(A)	the lists issued under the Brazilian Antiterrorism Law (Law N. 13.260/2016), the Brazilian Anti-Money Laundering Act (Law N. 9.613/98), the Brazilian Anticorruption Law (Law N. 12.846/2013) and Decree N. 11.129/2022, and Law N. 13.810/2019 and Decree N. 9.825/2019 about compliance with the sanctions imposed by the United Nations Security Council resolutions

(B)	the lists issued under Canadian economic sanctions and terrorism financing legislation, including the Special Economic Measures Act (Canada), the Criminal Code (Canada), the United Nations Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada), and the Freezing Assets of Corrupt Foreign Officials Act (Canada), and any regulations promulgated under the foregoing;

(C)	the Denied Persons List, the Entity List or the Unverified List, compiled by the Bureau of Industry and Security, U.S. Department of Commerce;

(D)	the List of Statutorily Debarred Parties compiled by the U.S. Department of State;

(E)	the Specially Designated Nationals And Blocked Persons List compiled by the U.S. Office of Foreign Assets Control;

(F)	the Annex to (or any person that is otherwise subject to the provisions of) U.S. Executive Order No. 13324;

(G)	the Consolidated List of Financial Sanctions Targets compiled by Her Majesty’s Treasury (United Kingdom);

(H)	the Consolidated List of Persons, Groups and Entities Subject to European Union Financial Sanctions as prepared by the European External Action Service and agreed by the Council of the European Union; or

(I)	any publicly available lists maintained from time to time under the applicable Laws of Brazil, Canada, the United States, the United Kingdom or the European Union relating to anti-terrorism or anti-money laundering matters;

(ii)	is subject to trade restrictions or other government sanctions under any applicable Laws of Canada, the United States, the United Kingdom, Brazil or the European Union from time to time, including:

(A)	the Brazilian Anti-Money Laundering Act (Law N. 9.613/98), the Brazilian Anticorruption Law (Law N. 12.846/2013) and Decree N. 11.129/2022, and Law N. 13.810/2019 and Decree N. 9.825/2019 about compliance with the sanctions imposed by the United Nations Security Council resolutions;

(B)	the Special Economic Measures Act (Canada), the Criminal Code (Canada), the United Nations Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada) and the Freezing Assets of Corrupt Foreign Officials Act (Canada);

(C)	the International Emergency Economic Powers Act, 50 U.S.C.; or

(D)	the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq.; or any other enabling legislation or executive order relating thereto, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107-56; or

(iii)	is known, after reasonable inquiry, to be an Affiliate of a person referred to in paragraph (i) or (ii) of this definition.

(tt)	“Royalty” means 3.5% of the Gross Proceeds to which the Royalty Holder is entitled pursuant to the terms of this Agreement, exclusive of any and all Taxes (withholding or otherwise).

(uu)	“Sale” or “Sold” means the earlier of:

(i)	Transfer of title to Product from the Payor or its Affiliates to an Offtaker (and includes a Transfer of title to Product transported off the Property that the Payor or its Affiliates elects to have credited to or held for its account by an Offtaker); and

(ii)	any Loss prior to any Transfer or deemed Transfer of title to Product,

and for the avoidance of doubt, if Product is Transferred by the Payor (or an Affiliate) to an Affiliate, then Product shall not be deemed to have been sold until it is Sold to an Offtaker.

(vv)	“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other Person which takes over the publication of that rate).

(ww)	“Taxes” means all taxes, levies and charges of any kind or nature whatsoever imposed or collected by or on behalf of any Governmental Body including corporation income taxes, capital taxes, realty taxes (including utility charges which are collectible like realty taxes), net proceeds of mines tax, mining taxes and royalties, privilege taxes, excise taxes, business taxes, property transfer taxes, taxes charged on any measure of income or revenue, goods & services tax, harmonized sales tax, turnover, or value added taxes of any nature or kind and any other taxes charged on, or in respect of, the sale or transfer of goods and property of any kind, customs duties, payroll taxes, levies, stamp taxes, royalties, taxes charged on royalties received by royalty recipients, duties, and all fees, including claim fees, deductions, compulsory loans and withholdings imposed, levied, collected, withheld or assessed as at the date hereof or at any time in the future, by or on behalf of any Governmental Body of any jurisdiction whatsoever having power to tax, together with penalties, fines, additions to tax and interest thereon.

(xx)	“Trading Activities” means any and all activities by which the Payor or any of its Affiliates:

(i)	sells or disposes of Product by entering into Offtake Agreements or engaging in any sales or dispositions of Product, in any case, for other than market-based prices determined in a manner consistent with customary quotational periods in industry standard offtake agreements for similar types of minerals, including selling or disposing of Product pursuant to streaming agreements;

(ii)	engages in any commodity futures trading, forward sale or purchase contracts (or both, as the case may be), options trading or metals trading;

(iii)	engages in price protection transactions, arrangements and mechanisms or speculative purchases and sales of forward, futures and option contracts;

(iv)	engages in any other hedging transactions or arrangements similar to those referred to in Sections 1.1(xx)(i), 1.1(xx)(ii) and 1.1(xx)(iii); or

(v)	engages in any combination of the foregoing.

(yy)	“Transfer” means to, directly or indirectly, sell, transfer, assign, convey, dispose or otherwise grant a right, title or interest.

(zz)	“Trigger Event” means the direct or indirect acquisition by a third Person of Control of the Payor or an Affiliate thereof directly or indirectly holding the Property, where the value paid by such third Person, in the aggregate, for such Control (including prior acquisitions) is $200,000,000 or more; provided, however, that “Trigger Event” shall not include an initial public offering, reverse takeover or any other similar transaction whereby the securities of the Payor or an Affiliate of the Payor are listed on a public securities exchange.

(aaa)	“Waste Material” has the meaning given in Section 4.6(a).

1.2	Exhibits

The Exhibits attached to this Agreement are by reference incorporated into and form part of this Agreement.

1.3	Governing Law

(a)	Except for matters of title to the Property or its Transfer, which shall be governed by the Law of its situs, this Agreement is governed by the Law in force in the Province of British Columbia and the federal Laws of Canada applicable therein, without regard to any conflict of Laws or choice of Laws rules or principles that would permit or require the application of the Laws of any other jurisdiction.

(b)	Subject to Section 11.5, each Party irrevocably submits to the exclusive jurisdiction of the courts exercising jurisdiction in the Province of British Columbia and any court that may hear appeals from any of those courts for any proceeding in connection with this Agreement, subject only to the right to enforce a judgment obtained in any of those courts in any other jurisdiction.

1.4	Severability

If anything in this Agreement is unenforceable, illegal or void then it is severed and the rest of this Agreement remains in force. Where a provision of this Agreement is prohibited or unenforceable, the Parties shall negotiate in good faith to replace the invalid provision by a provision which is in accordance with applicable Law and which shall be as close as possible to the Parties’ original intent and appropriate consequential amendments (if any) shall be made to this Agreement.

1.5	Calculation of Time

If any time period set forth in this Agreement ends on a day of the week which is not a Business Day, then notwithstanding any other provision of this Agreement such period shall be extended until the end of the next following day which is a Business Day.

1.6	Headings

The headings to the articles and sections of this Agreement are inserted for convenience only and shall not affect the construction hereof.

1.7	Other Matters of Interpretation

In this Agreement:

(a)	the singular includes the plural and vice versa;

(b)	the masculine includes the feminine and vice versa;

(c)	references to “article” and “section” are to articles and sections of this Agreement, respectively;

(d)	all provisions requiring a Party to do or refrain from doing something shall be interpreted as the agreement of that Party with respect to that matter notwithstanding the absence of the words “covenants” or “agrees” or “promises”;

(e)	the word “including” means “including without limitation” and “include” and, “includes” shall be construed similarly;

(f)	any use of the word “metal” includes reference to rare earth elements, including Li-Nb-Ta;

(g)	a reference to dollars and $ is to United States currency;

(h)	where any reference to a Party must include an Affiliate to avoid an attempt to circumvent the provisions hereof, such reference shall include any such Affiliate;

(i)	all provisions requiring a Party to do something shall be interpreted as including the covenant of that Party to cause that thing to be done when the Party cannot directly perform the covenant, but can indirectly cause that covenant to be performed, whether by an Affiliate under its Control or otherwise;

(j)	the words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions when used in this Agreement refer to the whole of this Agreement and not to any particular article, part, section, exhibit or portion thereof;

(k)	references to any legal terms for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or legal concept or thing shall, in respect of any jurisdiction other than the Province of British Columbia, be deemed to include that which most nearly approximates in that jurisdiction to the British Columbia legal term; and

(l)	any express reference to an enactment (which includes any legislation in any jurisdiction) includes reference to:

(i)	that enactment as amended, extended or applied by or under any other enactment before or after the date of this agreement;

(ii)	any enactment which that enactment re-enacts (with or without modification); and

(iii)	any subordinate legislation (including regulations) made (before or after the date of this agreement) under that enactment, as re-enacted, amended, extended or applied as described in paragraph (i) above or under any enactment referred to in paragraph (ii) above.

Article 2
ROYALTY GRANT

2.1	Grant of Royalty

The Payor hereby grants for the benefit of the Royalty Holder, and covenants and agrees to pay to the Royalty Holder, the Royalty in respect of all Product Sold or otherwise disposed of on and subject to the terms of this Agreement.

2.2	Duration of Royalty

The Royalty shall exist in perpetuity. The Royalty shall not be terminated by reason of the suspension of operations or closure of any mine or mining operations on the Property. If a court of competent jurisdiction determines that the term or any other provision of this Agreement violates any statutory or common Law rule against perpetuities, then this Agreement shall not be terminated solely as a result of a violation of the rule against perpetuities and the term of this Agreement shall automatically be revised and reformed as ending on the later of the following:

(a)	the 99th anniversary hereof; and

(b)	the death of the last living heir of King Charles III.

2.3	Interest in the Property

The Parties intend that the Royalty, to the maximum extent permissible under applicable Law, constitutes an interest in the Property and agree that:

(a)	to the fullest extent allowed by Applicable Law, the Royalty creates and constitutes the grant of a vested present interest in, and a covenant that runs with and binds the land, including the Property, the minerals in situ and produced therefrom and the title to the Property, and any disposition or Transfer of the Property, or any interest in the Property, shall be subject to the Royalty and without limiting the generality of the foregoing, the Royalty Holder shall have all of the rights and incidents of ownership of a non-participating royalty owner, which incidents are covenants running with the land (including the Property and minerals in situ or produced therefrom) and include: (i) the ownership of the Royalty, which is an interest in land (including minerals, mineral rights and real property); (ii) the right to receive the Royalty payments; (iii) the obligation of the Payor, and its successors and assigns, to make the Royalty payments, which obligation shall run with the land (including the Property and minerals in situ or produced therefrom); and (iv) the right to enter and inspect the Property in accordance with the terms of this Agreement;

(b)	to the fullest extent allowed by Applicable Law, the Royalty shall attach to any amendment, relocation, modification, exchange, substitution, amalgamation, succession, conversion, demise to lease, renaming or variation of any mineral right, mining claim, license, lease, concession, permit, patent or other tenure comprising the Property, or to any renewals or extensions thereof and if any applicable Governmental Body establishes a leasing system or other system of tenure for lands or minerals now subject to location under applicable mining Laws, and if the new system gives the Payor an election to acquire rights under the new system in exchange for or in modification of property rights comprising part of the Property, the Royalty and this Agreement shall extend to the lease or other rights granted by the new system in exchange for such property rights included in the Property;

(c)	any sale or other disposition by the Payor of any interest in the Property shall be effective only in accordance with Section 8.2;

(d)	the Royalty Holder’s entitlement to any payments or credits due on account of the Royalty shall arise at the time of the production of Product, and the Royalty Holder’s interest in all such payments or credits payable in respect of such Product shall be held by the Payor in trust for the benefit of the Royalty Holder until paid or credited to the Royalty Holder in accordance with the provisions of this Agreement;

(e)	the Payor shall, upon request by the Royalty Holder, sign and deliver to the Royalty Holder, and the Royalty Holder may register or otherwise record (or require the Payor to register or otherwise record) against the Property, including with the Registry of Titles and Deeds of Goiás and any other applicable jurisdiction in Brazil, this Agreement, a notice of this Agreement, a security agreement, a pledge or fiduciary assignment over rights or assets or a deed, and any other similar document or documents as the Royalty Holder may request that shall have the effect of giving notice of the existence of the Royalty to third Persons, encumbering and granting a security interest in the Property with respect to the Royalty and the obligations under this Agreement and protecting the Royalty Holder’s right to receive the Royalty. The Payor hereby consents to such registering or recording and agree to co-operate with the Royalty Holder to accomplish the same. If the National Mining Agency (ANM) issues new ordinances, resolutions or rules pertaining to annotations or registrations of contracts or similar encumbrances over the Property, the Payor, upon receipt of written request by the Royalty Holder, shall promptly and within no more than thirty (30) days take any action necessary to produce annotations or registrations of this Agreement with the ANM as so permitted;

(f)	if any Additional Property is acquired by or is granted to the Payor, or if any amendment, relocation, renewal, extension, modification, exchange, substitution, amalgamation, succession, conversion, demise to lease, renaming or variation of any mineral right is granted as contemplated in the definition of Property, the Payor agrees to, at its cost and expense, execute and deliver such document or documents as the Royalty Holder may reasonably request to acknowledge that the Royalty is applicable to the same including any registration or recording document of any nature whatsoever, inclusive of those contemplated in Section 2.3(e); and

(g)	in the event that a court of competent jurisdiction makes a determination that the Royalty or any part thereof does not constitute an interest in land in respect of any portion of the Property, the Parties agree that the Royalty shall continue as an interest in land in all of the other Property, and/or any amendment, relocation, renewal, extension, modification, exchange, substitution, amalgamation, succession, conversion, demise to lease, renaming or variation thereof.

Article 3
ROYALTY PAYMENTS

3.1	Commencement

(a)	The Royalty is granted, and the obligation to calculate and pay the Royalty shall commence, as of the date hereof. Within five (5) Business Days after the first Sale by the Payor or its Affiliates of Product, the Payor shall give notice to the Royalty Holder of such Sale.

(b)	Where the Sale of Product is made on a provisional basis, the amount of the Royalty payable shall be based upon the quantity of payable metals or other minerals estimated by the Payor to be contained in such Product as determined in accordance with the WSMD Procedures and which forms the basis for such provisional settlement with the Offtaker, but shall be adjusted to account for the actual quantity of payable metals or other minerals contained in such Product as determined in accordance with the WSMD Procedures and which forms the basis for final settlement with the Offtaker.

3.2	Royalty Due Date

Royalty payments shall be due and payable Quarterly on the 30th day following the end of the Quarter in respect to which such payment is due. For purposes of clarity, where Product has been Sold prior to production (as a result of a Trading Activity including forward sale, offtake, hedging arrangement, streaming arrangement or otherwise), the Royalty shall be calculated and payable thereon in the Quarter in which such Product is produced.

3.3	Payment Form

(a)	Royalty payments made under this Agreement shall be paid in United States dollars without demand, notice, set-off, or reduction, by wire transfer in good, immediately available funds, to such bank account as the Royalty Holder may nominate in writing to the Payor from time to time. Any costs, fees or taxes (including financial transactions taxes or corporate income taxes) for the conversion of Brazilian Reais into United States dollars shall be borne by the Payor.

(b)	For the purpose of determining the Gross Proceeds, all receipts and disbursements in a currency other than United States dollars shall be converted into United States dollars on the day of receipt or disbursement, as the case may be using the rate for exchanges between the relevant currencies published on www.federalreserve.gov/releases/h10/current/ for the nearest date for which that rate is published on or before the date of the conversion.

3.4	Payment Audit

Subject to Section 3.6, a Quarterly Royalty payment shall be considered final (and non-contestable), unless the Royalty Holder gives written notice to the Payor within two (2) years of its receipt of the applicable Quarterly Royalty statement or statements. If the Royalty Holder gives such written notice, then the Royalty Holder shall have the right, upon reasonable notice and at a reasonable time, to have the Payor’s Books and Records relating to the calculation of the Royalty payment or payments in question audited by an independent firm of chartered professional accountants or certified public accountants selected by the Royalty Holder. If such independent firm, who shall act as an expert and not as arbitrator, determines that there has been a deficiency or an excess in such Royalty payment or payments, then, save in the case of fraud, gross negligence or manifest error, the determination shall be final and binding and such deficiency or excess shall be resolved by adjusting the next Quarterly Royalty payment due.

3.5	Costs of Audit

The Royalty Holder shall pay all costs of any Royalty audit conducted pursuant to Section 3.4, unless a deficiency of 3.5% or more has been established to be owing to the Royalty Holder, in which event the Payor shall pay the costs of such audit.

3.6	Limitation on Audit

Failure on the part of the Royalty Holder to make Claim on the Payor for adjustment within three (3) years of its receipt of the applicable Quarterly Royalty statement shall preclude the filing of any objection thereto or the making of any future Claim for adjustment thereon (absent fraud, gross negligence or manifest error). Notwithstanding the foregoing, if fraud, gross negligence or manifest error is reasonably determined by the Royalty Holder to exist in respect of any Royalty payment, then no time limit shall preclude audits and adjustments on past Royalty payments.

3.7	Taxes

(a)	All payments, deliveries and Transfers of property of any kind made under this Agreement or documents to be delivered hereunder by or on behalf of the Payor shall be made free and clear and without any present or future deduction, withholding, charge, collection, levy or imposition for or on account of any Taxes, and without setoff or counterclaim, except as required by applicable Laws. All Taxes (other than Excluded Taxes), if any, as are required by applicable Laws to be deducted, withheld, charged, levied, collected or imposed on any Person on or with respect to any such payment, delivery or Transfer made by or on behalf of the Payor shall be paid by the Payor by paying to the Royalty Holder, in addition to such payment, delivery or Transfer, such additional payment, delivery or Transfer as is necessary to ensure that the net amount received by the Royalty Holder (net of any such Taxes, including any Taxes (other than Excluded Taxes) required to be deducted, withheld, charged, levied, collected or imposed on any such additional amounts) equals the full amount that the Royalty Holder would have received had no such deduction, withholding, charge, levy, collection or imposition of Taxes (other than Excluded Taxes) been required.

(b)	The Royalty Holder shall deliver to the Payor, at the time or times reasonably requested by the Payor, such properly completed and executed documentation reasonably requested by the Payor as shall permit the Payor to determine whether payments to be made under this Agreement may be made without withholding or at a reduced rate of withholding. In addition, the Royalty Holder, if reasonably requested by the Payor, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Payor as shall enable the Payor to determine whether or not the Royalty Holder is subject to backup withholding or information reporting requirements.

(c)	If the Royalty Holder becomes liable for any Tax, other than Excluded Taxes, imposed on any payments or deliveries under this Agreement, the Payor shall indemnify the Royalty Holder for such Tax, and the indemnity payment shall be increased by the amount of any Tax (other than Excluded Taxes) imposed on the indemnity payment (including any Tax (other than Excluded Taxes) imposed in respect of any such increases in the indemnity payment). If reasonably requested by the Payor, the Royalty Holder shall use reasonable efforts to dispute the imposition or assertion of such Taxes by the relevant Governmental Body, all at the Payor’s expense. A certificate as to the amount of such payment or liability delivered to the Payor by the Royalty Holder shall be conclusive absent manifest error.

(d)	If the Royalty Holder has received a refund of any Taxes as to which it has been indemnified by the Payor or with respect to which the Payor has paid additional amounts pursuant to this Section 3.7 or, because of the payment of such Taxes, has benefited from a reduction in Excluded Taxes otherwise payable by it, it shall pay to the Payor an amount equal to such refund or reduction (but only to the extent of indemnity payments made, or additional amounts paid, by the Payor under this Section 3.7 with respect to the Taxes giving rise to such refund or reduction), net of all reasonable out-of-pocket expenses of the Royalty Holder and without interest (other than any net after-Tax interest paid by the relevant Governmental Body with respect to such refund). The Payor, upon the request of the Royalty Holder, agrees to repay the amount paid over to the Payor (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to the Royalty Holder if the Royalty Holder is required to repay such refund or reduction to such Governmental Body. This Section 3.7(d) shall not be construed to require the Royalty Holder to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Payor or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.

(e)	The Parties agree to reasonably cooperate to (i) ensure that no more Taxes, duties or other charges are payable other than as required under applicable Law and (ii) obtain a refund or credit of any Taxes which have been overpaid.

3.8	Interest and Costs

Without limiting the rights of the Royalty Holder (at law, equity or otherwise) in relation to any breach of this Agreement by the Payor, if the Payor fails to pay the Royalty due under this Agreement on or before the due date for such payment, then the Payor shall also pay to the Royalty Holder immediately on demand:

(a)	interest at the rate of eight percent (8%) per annum above SOFR prevailing at 10:00 am (New York time) on the due date for payment on the amount due from the due date up to but excluding the date upon which the moneys are paid, calculated on a daily basis and compounded monthly; and

(b)	all costs and expenses (including legal costs and expenses on a full indemnity basis) incurred by the Royalty Holder which are attributable to the Payor’s failure to pay by each due date.

If the Payor is in default of any payment obligation to the Royalty Holder under this Agreement then the Payor shall automatically, without the Royalty Holder being required to give notice of default, make demand, institute legal or arbitral proceedings or perform any other action, be deemed to be in default of, and in arrears under, this Agreement.

3.9	Disposition of Product and Offtake Agreements

(a)	The Payor shall not dispose of any Product except pursuant to a Sale by the Payor of Product to an Offtaker pursuant to an Offtake Agreement.

(b)	The Payor shall ensure that all Offtake Agreements are entered into on arm’s length commercial terms (except to the extent that an Offtake Agreement is not for the smelting or other processing of Product and is entered into with an Affiliate or co-venturer of the Payor, in which case Sections 3.9(c), 3.9(d) and 3.9(e) will apply), and that all Offtake Agreements (including those to which Sections 3.9(c), 3.9(d) and 3.9(e) apply) shall include commercially reasonable reporting and payment settlement protocols and provisions that require the delivery of Offtaker settlement sheets and appropriate and separate sampling and assaying so that the Royalty Holder and the applicable Offtaker can determine the grade or content of all metals in each delivery to an Offtaker. Without limiting the foregoing or any other provision of this Agreement, the Payor shall ensure that:

(i)	an independent third party assay is prepared (and the results of which shall be provided to the Royalty Holder) with respect to Products delivered to Offtakers who are Affiliates or co-venturers in accordance with Good Industry Practice; and

(ii)	an assay is prepared (and the results of which shall be provided to the Royalty Holder) with respect to Products delivered to all other Offtakers in accordance with Good Industry Practice.

(c)	Subject to compliance with Section 3.9(d), the Payor will be permitted to Sell any form of Product to an Affiliate or co-venturer of the Payor, and such sales will be deemed, for the purposes of this Agreement, to have been Sold at prices and on terms no less favourable to the Payor than those that would be extended by a non-Affiliated third Person in an arm’s length transaction under similar circumstances and will be determined based on the value of the Product as set out under the definition of “Gross Proceeds”.

(d)	If the Payor proposes to sell any form of Product to an Affiliate or co-venturer of the Payor or pursuant to Trading Activities, then the Payor must provide reasonable advance notice of the proposed Sale to the Royalty Holder.

(e)	The Payor will be permitted to contract with an Affiliate of the Payor or an unaffiliated third Person for the smelting or other processing of Product as long as such contract is on the market terms that would be available if the contract was made or formed on an arm’s length basis.

(f)	The Payor shall take, and shall ensure that each of its Affiliates takes, all commercially reasonable steps to enforce its rights and remedies under each Offtake Agreement with respect to any breaches of the terms thereof relating to any metals. The Payor shall notify the Royalty Holder in writing when any dispute in respect of a material matter arising out of or in connection with any Offtake Agreement is commenced and shall provide the Royalty Holder with timely updates of the status of any such dispute and the final decision and award of the court or arbitration panel with respect to such dispute, as the case may be.

3.10	Trading Activities of the Payor

(a)	The Payor and any of its Affiliates shall have the right to market and sell refined metals and other Product in any manner it may elect, and shall have the right to engage in Trading Activities which may involve the possible physical delivery of Product.

(b)	The calculation of Gross Proceeds shall not be affected by, the Royalty shall not apply to, and the Royalty Holder shall not be entitled or required to participate in, any gain or loss of the Payor or its Affiliates in Trading Activities or in the actual marketing or sale of Product delivered pursuant to Trading Activities. In determining the Royalty payable on any Product delivered pursuant to Trading Activities, the Payor shall not be entitled to deduct from Gross Proceeds any losses suffered by the Payor or its Affiliates in Trading Activities.

3.11	WSMD Procedures

The Payor shall ensure that weighing, sampling, moisture determination and assaying procedures are conducted in connection with all shipments of Product Sold, and that all such procedures are conducted in accordance with Good Industry Practice. The Payor shall provide to the Royalty Holder the required information pursuant to Section 6.1, including, upon request from the Royalty Holder, the Books and Records relevant to the weighing, sampling, moisture determination and assaying of the Products subject to such Sale.

Article 4
OPERATIONAL MATTERS

4.1	Payor to Determine Operations

Except as otherwise provided in this Agreement, any decision concerning methods, the extent, times, procedures and techniques of any:

(a)	exploration, development and mining related to the Property;

(b)	leaching, milling, processing or extraction treatment;

(c)	materials to be introduced on or to the Property or produced from the Property and all decisions concerning the sale or disposition of Product from the Property; and

(d)	operations or continuance of operations of the Property or any portion thereof, including with respect to suspension, closure and care and maintenance,

shall be made by the Payor and shall be made by the Payor in accordance with Good Industry Practice in the relevant circumstances. The Payor shall notify the Royalty Holder in writing if it intends to commence (including recommence after suspension), suspend or cease mining on the Property.

4.2	Compliance with Applicable Laws

The Payor shall ensure that all exploration, construction, development and mining operations and other activities in respect of the Property shall be performed in a commercially reasonable manner in compliance, in all material respects, with applicable Laws, Authorizations and in accordance with Good Industry Practice, and on the same basis as if the Payor retained full economic interest in Product.

4.3	Reclamation Obligations

The Payor shall timely perform, pay and observe, or cause to be performed, observed and paid, any and all material liabilities and obligations required by any applicable Laws, Authorizations or by any Governmental Body having jurisdiction for the reclamation, restoration or closure of any facility or land used in connection with the Payor’s or its Affiliates operations or activities at, on or in respect of the Property or required under this Agreement.

4.4	Commingling

Commingling of Product with other ores, doré, concentrates, precipitates, or other intermediate products, metals, minerals or mineral by-products produced elsewhere (“Other Source Product”) is permitted, as long as the Payor prepares and complies with a plan (the “Commingling Plan”) which satisfies all of the following criteria:

(a)	the Commingling Plan must contain reasonable and customary procedures are established (which are consistent with Good Industry Practice) for the weighing, sampling, assaying and other measuring or testing necessary to fairly allocate valuable metals contained in Product and in Other Source Product and to ensure the division of Other Source Product and Product for the purposes of determining the quantum of valuable metals in each;

(b)	in preparing the Commingling Plan, the Payor must use its best efforts to limit any disadvantage to the Royalty Holder resulting from the processing of Other Source Product in place of, in priority to, or concurrently with, Product;

(c)	prior to any commingling, the Royalty Holder shall be provided a copy of the Commingling Plan and any changes to such plan which may be adopted from time to time shall promptly be provided to the Royalty Holder;

(d)	representative samples of the Product shall be retained by the Payor and assays (including moisture and penalty substances) and other appropriate analyses of these samples shall be made before commingling to determine gross metal content of the Product and the Payor shall retain such analyses for a reasonable amount of time, but not less than 48 months, after receipt by the Royalty Holder of the Royalty paid/credited with respect to such commingled Product from the Property; and

(e)	the amount of valuable metals contained in such Product and in the Other Source Product must be capable of being accurately verified by audit under Section 3.4.

4.5	Stockpiling

The Payor shall be entitled to temporarily stockpile, store or place ores, concentrates or other products derived from the Property in any locations owned, leased or otherwise controlled by the Payor on or off the Property, provided the same are appropriately identified as to ownership and origin and secured from loss, theft, tampering and contamination.

4.6	Waste Materials

(a)	All tailings, residues, waste rock, spoiled leach materials, and other waste products derived from the Property (collectively “Waste Materials”) resulting from the Payor’s operations and activities on the Property shall remain subject to the Royalty should the Waste Materials be processed or reprocessed, as the case may be, in the future and result in a Sale of Product.

(b)	Notwithstanding the foregoing, the Payor shall have the right to dispose of Waste Materials on or off of the Property and to commingle the same with waste materials from other properties without such Waste Materials being subject to the Royalty, provided that there is no reasonable expectation of such Waste Materials being processed resulting in the production of valuable metals. For any Sale of Waste Materials where there is reasonable prospect of the processing of the valuable metals contained therein, such Waste Materials shall be subject to the Royalty and the Parties shall use commercially reasonable methods in accordance with Good Industry Practices to determine the amount of the valuable metals in such Waste Materials.

Article 5
Maintenance of Existence and PROPERTY MATTERS

5.1	Maintenance of Existence

The Payor shall at all times do or cause to be done all things necessary to maintain its corporate or other entity existence and to obtain and, once obtained, maintain all Authorizations necessary to carry on its business and own its assets in each jurisdiction in which it carries on business or in which its assets are located.

5.2	Obligation to Maintain Property

Subject to Section 5.3, the Payor shall:

(a)	not do or permit to be done, anything that may prejudice the Property or render the Property, or any interest in the Property, liable for forfeiture;

(b)	maintain title to the Property, including paying, when due, all Taxes, duties or other payments on or with respect to the Property and doing all things and making any payments required by applicable Law or appropriate and permitted by applicable Law to maintain the right, title and interest of the Payor and the Royalty Holder, respectively, in the Property and under this Agreement;

(c)	perform all required assessment work (whether statutory or contractual), pay all maintenance fees and make such filings and recordings on the Property as are necessary to maintain title to the Property in accordance with applicable Law;

(d)	comply with all of the conditions and requirements contained in or relating to the mineral rights comprising the Property;

(e)	without limiting Sections 5.2(a) to 5.2(d) (inclusive), consistent with Good Industry Practice use its commercially reasonable efforts to obtain, renew, maintain, comply with and keep in good standing all Authorizations required or necessary (whether under applicable Law or otherwise) for:

(i)	ownership of the Property;

(ii)	access to the Property;

(iii)	surface rights and water rights relating to its activities and planned activities at the Property;

(iv)	exploration and development of the Property; and

(v)	mining and mineral processing operations on the Property; and

(f)	except for Abandonment Property notified to the Royalty Holder under Section 5.3(a), do whatever is necessary for procuring the renewal and good standing of each mineral right comprising the Property according to the Law in force in the jurisdiction where the Property is located prior to the date on which each such mineral right lapses or expires including paying, in a timely manner, all fees, submitting all forms and expending any funds or paying any penalties required for the maintenance of the Property in good standing.

5.3	Abandonment

(a)	If the Payor intends to relinquish, surrender, abandon or allow to lapse any part or all of the Property (“Abandonment Property”), then the Payor shall give notice of such intention to the Royalty Holder at least thirty (30) Business Days in advance of the proposed date of relinquishment, surrender, abandonment or lapse (“Abandonment Date”), together with details of the Abandonment Date and details of any encumbrance on the Abandonment Property.

(b)	The Royalty Holder shall have a period of ten (10) Business Days from receipt of the notice given pursuant to Section 5.3(a) to elect by notice to the Payor to take a Transfer of the Abandonment Property, which Transfer shall be on an “as is” basis for total consideration equal to $10. If the Royalty Holder elects to take a Transfer of the Abandonment Property, then the Payor shall thereafter do all acts and things to Transfer the Abandonment Property to the Royalty Holder (or a nominee Affiliate of the Royalty Holder) and to have the Abandonment Property recorded or registered in the name of the Royalty Holder or a nominee Affiliate of the Royalty Holder. The Payor shall use its commercially reasonable efforts to obtain all approvals and consents required by any third Person or Governmental Body to effect such Transfer and assign all existing Authorizations related to the Abandonment Property. All costs and expenses charged by any third Person or Governmental Body to, and paid by, the Payor in connection with the Transfer of the Abandonment Property under this Section 5.3(b) shall, upon submission to the Royalty Holder of invoices and other documents which record or are evidence of payment by the Payor of such costs and expenses, be reimbursed (without mark up or margin) by the Royalty Holder to the Payor.

(c)	If the Royalty Holder does not give notice to the Payor within the period of ten (10) Business Days referred to in Section 5.3(b), electing to take a Transfer of the Abandonment Property, then, the Payor may relinquish, surrender, abandon or allow to lapse the Abandonment Property on the Abandonment Date and shall thereafter have no further obligation to maintain the title to the Abandonment Property.

(d)	The Payor shall not relinquish, surrender, abandon or allow to lapse or expire, the Property or any part of the Property for the purpose of permitting any Person to acquire such Property or to otherwise avoid payment of the Royalty and if the Payor, or an Affiliate of the Payor or any of their respective Personnel acquires any Abandonment Property, or any agents or joint actors acting on behalf of, at the direction of, or for the benefit of the Payor, acquires any Abandonment Property then the calculation of the Royalty shall include all Product derived from or relating to such Abandonment Property.

(e)	For greater certainty, if, for any reason, the Property or any part of the Property which is proposed to be relinquished, surrendered, abandoned or allowed to lapse by the Payor, is not relinquished, surrendered, abandoned, allowed to lapse or assigned to the Royalty Holder in accordance with this Section 5.3, then the:

(i)	Royalty shall continue to be payable in respect of Product produced or otherwise recovered from such Property; and

(ii)	the Payor shall not proceed with any relinquishment, surrender, abandonment or lapse of such Property without again complying with the provisions of this Section 5.3 and so on from time to time.

5.4	Reacquisition of Property

If the Payor or any Affiliate or any successor or assign of the Payor surrenders, allows to lapse or otherwise terminates its interest in the Property or any part of the Property and reacquires a mineral right or a direct or indirect interest in mineral rights in respect of the land covered by the former Property, then the Royalty shall apply to such mineral right or interest so acquired and such right or interest shall thereafter become part of the Property. The Payor shall give written notice to the Royalty Holder within five (5) Business Days of any acquisition of such mineral right or interest, as applicable and on demand of the Royalty Holder, execute and deliver such document or documents as the Royalty Holder may reasonably request to acknowledge that the Royalty is applicable to the same including any registration or recording document of any nature whatsoever, inclusive of those contemplated in Section 2.3(e).

5.5	Insurance Matters

The Payor shall ensure that insurance is maintained with reputable insurance companies with respect to the Property and the operations conducted at, on and in respect thereof against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar operations in Bahia, Brazil. The Payor shall ensure that each shipment of Product is adequately insured in such amounts and with such coverage as is customary in the mining industry, until the time that risk of loss and damage for such Product is transferred to an Offtaker. All insurances shall be with reputable independent insurance companies or underwriters. Upon request by the Royalty Holder, the Payor shall use its commercially reasonable efforts to cause the Royalty Holder to be named a loss payee (as its interests may appear) on all insurance policies of the Payor and its Affiliates covering loss of or damage to the Product. The Payor shall promptly provide the Royalty Holder with written notice of any material loss or damage suffered to the Property or any Product and whether the Payor or any of its Affiliates plan to make any insurance claim.

Article 6
RECORDS, ACCESS AND REPORTING

6.1	Records and Access

The Payor shall:

(a)	keep true, accurate and complete Books and Records in accordance with Acceptable Accounting Standards and as amended, supplemented or replaced from time to time to enable the Royalty to be calculated in accordance with this Agreement;

(b)	permit the Royalty Holder, after it has given reasonable notice to the Payor, to inspect at the Payor’s premises at all reasonable times and with access to the Payor’s relevant Personnel and Books and Records and make and take away with it copies of such Books and Records; and

(c)	permit the Royalty Holder and its Affiliates (and their respective Personnel and up to twenty additional persons) to enter the Property, and the mine workings and structures on the Property, at their own cost and risk, at reasonable times and upon reasonable advance notice, for the purpose of inspecting the area and operations in it, as long as the Royalty Holder does not unreasonably hinder the Payor’s operations on the Property and complies with the Payor’s instructions and directions, including in relation to health and safety and site inductions.

6.2	Royalty Statements

Royalty payments shall be accompanied by a statement showing in reasonable detail for the relevant Quarter:

(a)	the quantity, type and grade of Product extracted during that Quarter;

(b)	the quantity, type and grade of Product that has been processed during that Quarter and the location of the relevant facilities;

(c)	the quantity, type and grade of all Product that has been Sold during that Quarter;

(d)	the quantity and type of Product held or unsold during that Quarter;

(e)	the quantity and type of Product that has been processed and is in a form that is saleable without being Sold;

(f)	the Royalty for that Quarter and details of the Gross Proceeds (including where the Sale of Product is effected on any basis other than on an arm’s length basis on normal commercial terms, or if Product is disposed of otherwise than by Sale (whether immediate or for future delivery) during the Quarter, details on the Average Product Reference Price determined as provided in this Agreement for refined metals and proceeds of Sale for other Product) and Allowable Deductions underlying the calculation of the Royalty;

(g)	refining invoices, weights, assays and other offtake sales documents, including all documentation prepared by or sent to the Offtaker and, as applicable, any umpire, in connection with every shipment of Product to an Offtaker; and

(h)	any other pertinent information in sufficient detail to explain the calculation of the Royalty payment.

The Payor shall also promptly provide such other information as may be reasonably requested by the Royalty Holder.

6.3	Annual Reports

The Payor shall provide to the Royalty Holder an annual report on or before sixty (60) days after the last day of each financial year, which sets out the following in reasonable detail:

(a)	types, tonnes and grade of Product produced;

(b)	types, tonnes and grade of Product stockpiled;

(c)	with respect to the processing facilities, the types, tonnes and grade of Product processed; recoveries and grades for Product; and

(d)	the amount of Product, produced or processed during such year, but not delivered to an Offtaker by the end of such year.

6.4	Annual Forecast

The Payor shall provide to the Royalty Holder an annual forecast report on or before thirty (30) days prior to the last day of each financial year, including with reasonable detail a forecast, based on the current Development and Mine Plan, as applicable, of the quantity of refined metals and other Product expected to be produced during the following financial year on a month-by-month basis and over the remaining life of the mine on a year-by-year basis and other matters, including:

(a)	types, tonnes and grade of Product and other material to be mined;

(b)	types, tonnes and grade of Product to be stockpiled; and

(c)	with respect to the processing facilities, the types, tonnes and grade of Product to be processed and expected recoveries as Product.

6.5	Mineral Resources or Mineral Reserves

If the Payor establishes a mineral resource or mineral reserve on the Property or any update thereto, the Payor shall provide to the Royalty Holder the reports pertaining to such mineral resource or mineral reserve as soon as practicable.

6.6	Development and Mine Plans

The Payor shall promptly deliver to the Royalty Holder a copy of the current Development and Mine Plan, as applicable, for the Property taken as a whole. If, at any time, any such Development and Mine Plan is subject to an amendment, within 15 days after such amendment or amendments are approved by the board of directors of the Payor, the amended Development and Mine Plan shall be provided by the Payor to the Royalty Holder.

6.7	Other Reporting Obligations and Notices

The Payor shall deliver to the Royalty Holder:

(a)	promptly after the Payor has knowledge or becomes aware thereof, written notice of all material actions, suits and proceedings before any Governmental Body or arbitrator, pending or threatened, against or directly affecting or the Property, including any material actions, suits, Claims, notices of violation, hearings, investigations or proceedings with respect to the ownership, use, maintenance and operation of the Property, including those relating to Environmental Laws;

(b)	if there is any change to the Property, an updated list of all real property interests, mineral claims, mineral leases and other mineral rights, concessions and interests, and all surface access rights comprising the Property within 15 days of such change;

(c)	promptly after the Payor has knowledge or becomes aware thereof, written notice of any other material condition or event which has resulted, or that could reasonably be expected to result, in a material adverse effect, including any force majeure event, labour or civil disruption, actual or threatened material legal action, actual or threatened withdrawal of any material permit or third-party approval, any material human rights, community, health and safety, other social, animal welfare, conservation, other Environmental, or corporate governance controversies or initiatives or any change in Law materially impacting the Property;

(d)	within 90 days of the end of each fiscal year, its unaudited, unconsolidated financial statements and its audited consolidated financial statements; and

(e)	such other statements, lists of property and accounts, budgets, forecasts, projections, reports, or other information in respect of the Property or that relate to the Royalty and its calculation as the Royalty Holder may from time to time request.

Article 7
INDEMNITY

7.1	Indemnity

The Payor agrees to indemnify and keep indemnified the Royalty Holder, its Affiliates, and their respective Personnel and their successors and assigns (each an “Indemnified Party”) for, from and against any Claim by a third Person, that may be made or brought against an Indemnified Party or which an Indemnified Party may sustain, pay or incur that arise out of said Claim for:

(a)	any breach or inaccuracy of any representation or warranty of the Payor contained in this Agreement or given in respect of this Agreement, as the case may be, or in any document, instrument or agreement delivered pursuant hereto or thereto;

(b)	any breach, including breach due to non-performance, by the Payor of any covenant or agreement to be performed by the Payor contained in this Agreement or in any document, instrument or agreement delivered pursuant hereto or thereto;

(c)	development or operations conducted on or in respect of the Property including the mining, handling, transportation, smelting or refining of Product, local community relations, security and risk management or permitting;

(d)	any actual or threatened withdrawal by any Governmental Body of any Authorization under Environmental Laws which is necessary for the construction or operation of a mine on the Property, or any actual or threatened challenge by any Person to any Authorization under Environmental Laws which is necessary for the development or operation of the Project, in each case arising as a result of the Payor’s failure to comply with terms of such Authorization;

(e)	any breach or non-compliance with applicable Law including Environmental Law;

(f)	the physical Environmental condition of the Property and matters of health and safety related thereto or any action or Claim brought with respect thereto (including conditions arising before the date of this Agreement); or

(g)	any Hazardous Substances on, in or under the Property or the soil, sediment, water or groundwater forming part of the Property, whether in the past, present or future, or any Hazardous Substances on any other lands or areas having originated or migrated from the Property or the soil, sediment, water or groundwater forming part of the Property.

7.2	Enforcement of Indemnity

It is not necessary for an Indemnified Party to incur expense or make payment before enforcing a right of indemnity conferred by this Agreement.

7.3	Survival of Indemnity

The indemnity in Section 7.1 is a continuing obligation, separate and independent from other obligations and shall not be discharged by any one payment or act and shall survive expiration or termination of this Agreement.

Article 8
TRANSFER

8.1	Transfer by the Royalty Holder

(a)	The Royalty Holder may at any time Transfer all or any part of the Royalty, including for an indefinite period or for a stated term of years or up to a specified dollar amount, but such Transfer shall not be effective against the Payor until the Royalty Holder has delivered to the Payor written notice of the Transfer, including the transferee’s willingness to abide by the terms of the Royalty Agreement.

(b)	The Royalty Holder may at any time mortgage, charge or otherwise encumber all or any part of its right, title and interest in this Agreement without notice to, or consent from, the Payor.

8.2	Transfer by the Payor

(a)	The Payor may Transfer all or any interest in the Property (directly or indirectly, including by way of Change of Control) as long as:

(i)	if it is a direct Transfer, the assignee, the Royalty Holder and the Payor have entered into a deed or other instrument (on terms mutually satisfactory to the Royalty Holder and Payor) under which the assignee covenants to be bound by the terms and conditions of this Agreement (and if the Transfer is for a partial interest, on a joint and several basis); and

(ii)	the assignee (or continuing corporation) acquiring all or any interest in the Property (whether directly or indirectly) is not a Restricted Person.

(b)	In the event that the Payor Transfers part, but not all, of the Property to a third Person(s), then the Royalty Holder hereby agrees that it will enter into any assignment, amendment, novation or other agreements as are necessary to reflect the applicable arrangement among the Payor and any assignee(s), provided that (i) the terms of any royalties assigned, amended, novated or created thereunder are on the same terms as those contained herein, and (ii) such Transfer is otherwise in compliance with this Section 8.2.

If the Payor has complied with this Section 8.2 in relation to an Transfer of all or part of its interest in the Property, then the Payor shall not be liable to the Royalty Holder with respect to the assigned interest. If the Payor has not complied with this Section 8.2 in relation to an Transfer of all or any part of its interest in the Property, then the Payor shall remain liable to the Royalty Holder with respect to the Royalty notwithstanding that, in the case of non-compliance, the Transfer occurred and any such Transfer shall be void and ineffective as between the Royalty Holder and the Payor; provided that the foregoing shall not diminish or preclude any Claim that the Royalty Holder may have against the Payor or any assignee

8.3	Grant of Security Interest

The Parties agree that the Payor may only grant a mortgage or debenture, encumbrance or other security interest over the Property provided that, in advance of such grant, each of the Payor and the Person to which the mortgage or debenture, encumbrance or other security interest is granted executes and delivers to the Royalty Holder an Acknowledgement Agreement in the form attached hereto as Exhibit II.

Article 9
Liquidation Option

9.1	Royalty Holder Option

Should a Trigger Event occur at any time and from time to time, then the Royalty Holder shall have the right and option to be paid ninety-five percent (95%) of the NPV at any time thereafter. If notice is given to the Payor that the Royalty Holder is electing to be paid ninety-five percent (95%) of the NPV, then:

(a)	the Payor must pay such sum to the Royalty Holder within 90 days following such election; and

(b)	the obligation to make Royalty payments hereunder shall thereafter terminate.

Article 10
CONFIDENTIALITY

10.1	Confidentiality

(a)	Subject to Section 10.1(b), each Party covenants with the other Parties that it shall keep confidential the terms of this Agreement and all information (whether in tangible, electronic or other form) provided or disclosed by another Party by reason of the operation of this Agreement, including any information regarding a Party’s Affiliates (“Confidential Information”).

(b)	Each Party undertakes that neither it, its Affiliates or their respective Personnel shall, without the prior written consent of the disclosing Party (or, in the case of disclosure of any of the Royalty Documents, the consent of the other Party), disclose any Confidential Information to any third Person unless:

(i)	the disclosure is expressly permitted by this Agreement (including pursuant to Section 2.3(e));

(ii)	subject to Section 10.1(c), the disclosure consists of information required to be disclosed under applicable Laws relating to disclosure by such Party;

(iii)	the information is already in the public domain (unless it entered the public domain because of a breach of this Section 10.1 by the Party);

(iv)	the disclosure is made on a confidential basis to the Party’s officers, employees, agents, financiers, professional advisers or potential transferees of the Royalty and/or Property, and is necessary for the Party’s business or any potential transaction that such Party wishes to negotiate or complete, provided that in all such cases such Party will be liable to the other Party for any breach of the confidentiality obligations set out herein by any such Person;

(v)	the disclosure is necessary to comply with any applicable Law, or an order of a court or tribunal;

(vi)	subject to Section 10.1(c), the disclosure is necessary for a Party or its Affiliates to comply with a directive or request of any Governmental Body, securities regulator or stock exchange (whether or not having the force of law) so long as a responsible person in a similar position would comply;

(vii)	subject to Section 10.1(c), the disclosure is necessary or desirable to obtain an authorization from any Governmental Body, securities regulator or stock exchange;

(viii)	the disclosure is necessary in relation to any discovery of documents, or any proceedings before an arbitrator, court, tribunal, other Governmental Body, securities regulator or stock exchange; or

(ix)	the disclosure is made on a confidential basis to a prospective assignee, purchaser, acquiror or financier of the Party, or to any other person who proposes to enter into contractual relations with the Party and agrees to keep the disclosure confidential in accordance with this Section 10.1.

(c)	Before disclosing any Confidential Information publicly in accordance with Section 10.1(b)(ii) or to a Governmental Body or securities regulator in accordance with Sections 10.1(b)(vi) or 10.1(b)(vii), the disclosing Party shall, to the extent permitted by applicable Law, provide the other Party with a draft of the proposed disclosure for its consideration and comment. The other Party shall provide any comments promptly.

10.2	Announcements

The Parties shall jointly plan and co-ordinate, and shall cause their respective Affiliates to jointly plan and coordinate, any public notices, press releases, and any other publicity concerning the entering into of this Agreement and none of the Parties or its Affiliates shall act in this regard without reasonable prior consultation with the other Party, unless such disclosure is required to meet timely disclosure obligations of such Party or their Affiliates under applicable Laws in circumstances where prior consultation with the other Party is not practicable, and a copy of such disclosure shall be provided to the other Party at such time as it is made publicly available.

Article 11
MISCELLANEOUS

11.1	Whole Agreement

This Agreement constitutes the whole of this Agreement concerning the payment of the Royalty to the Royalty Holder and replaces any prior agreements between the Parties with respect thereto.

11.2	Amendment

This Agreement may be amended, modified or supplemented only by a written agreement signed by all Parties.

11.3	Replacement Product Prices

If any Average Product Reference Price ceases to exist, ceases to be published, or should no longer be internationally recognized as the basis for payment for the Product to which it relates, then upon request by either Party, the Parties shall promptly consult together in good faith and do their utmost to come to a fair and reasonable agreement based upon another internationally recognized metal price quotation for use in international trade. If the Parties are unable to come to agreement, the replacement Average Product Reference Price shall be determined by an Independent Expert chosen by the Royalty Holder.

11.4	Notice

Any notice, demand, consent or other communication (“Notice”) given or made under this Agreement:

(a)	shall be in writing and signed by a person duly authorised by the sender;

(b)	shall be delivered to the intended recipient by hand or email to the address or email address last notified by the intended recipient to the sender:

To Royalty Holder:

MINERADORA HAVILAH IMPORTAÇÃO E EXPORTAÇÃO LTDA.

Attention:	Francesco Scolaro
Email:	f.scolaro@internationalminingcorporation.com

with a copy to (which shall not serve as notice):

Paul Smith

Email:	ps@ccpag.ch

To Payor:

NIOBIUM BRAZIL IMPORTAÇÃO E EXPORTAÇÃO LTDA

Estrada Caiçara, km. 13, s/nº
Anexo Fazenda Quati
Anexo Santo Antônio
Anexo Pedra Petra
Zona Rural; Itapuranga - GO
76.680-000

Attention:	Joanderson Batista Pereira Araujo
Email:	Consultoria.cacto@gmail.com

(c)	shall be deemed to be duly given or made:

(i)	in the case of delivery in person, when delivered; and

(ii)	in the case of email, on the day it is received by the recipient;

but if the result is that a Notice would be deemed to be given or made on a day which is not a Business Day or is sent or delivered later than 4:00 pm in the time zone where such Notice is to be received it shall be deemed to have been duly given or made at the commencement of business on the next Business Day.

11.5	Dispute

Any dispute which should arise between the Parties related to this Agreement shall be subject to the following rules:

(a)	in the event that any dispute, controversy or Claim in relation to this Agreement, including the interpretation, performance or breach of this Agreement or any matter arising under this Agreement, including whether any matter is subject to arbitration or this Section 11.5 (a “Dispute”), a Party may deliver notice to the other Party specifying any particulars related to the Dispute (hereinafter, the “Dispute Notice”). The Parties agree that no Dispute Notice may be given as to the validity, existence or due execution of this Agreement after the second anniversary hereof;

(b)	if the Dispute is not resolved within a period of 30 Business Days following delivery of the Dispute Notice, such Dispute shall be referred to arbitration, in accordance with the then current Rules of Arbitration of the International Chamber of Commerce. The place of arbitration shall be Vancouver, Canada. Each Party shall nominate an arbitrator and the two selected arbitrators shall then select the third (hereinafter, the “Arbitrators”), who shall act as chair; and

(c)	the arbitration award shall be final and binding for the Parties.

Notwithstanding the foregoing, either Party may apply to a court of competent jurisdiction for an interim measure of protection, or for any order for equitable relief explicitly provided for in this Agreement which the Arbitrators do not have the jurisdiction to grant.

11.6	Further Assurances

Each Party shall, at the request of the other Party and at the requesting Party’s expense, execute all such documents and take all such actions as may be reasonably required to effect the purposes and intent of this Agreement.

11.7	Compliance with Approved Standards

The Parties acknowledge that the Royalty Holder or Affiliates of the Royalty Holder are or may become subject to an Approved Standard. Upon written request by the Royalty Holder or an Affiliate of the Royalty Holder, the Payor shall:

(a)	provide to the Royalty Holder, at the Royalty Holder’s expense, any and all necessary technical data (including in respect of mineral resources and reserves), documents or reports on the Property as are in the Payor’s or its Affiliates’ possession or which are readily available to the Payor or its Affiliates and which may be reasonably required by the Royalty Holder or its Affiliates to comply with the requirements of an Approved Standard;

(b)	grant access to the Property to the Royalty Holder, its Affiliates or any representative of the Royalty Holder or its Affiliates for personal inspection of the Property;

(c)	if reasonably requested by the Royalty Holder, include in any technical report prepared for the Payor or its Affiliates in accordance with an Approved Standard, scientific and technical information that is material to the Royalty Holder or its Affiliates;

(d)	upon the request of the Royalty Holder, use commercially reasonable efforts to convince the author(s) of any report prepared for the Payor or its Affiliates in accordance with an Approved Standard to provide, at the sole cost and expense of the Royalty Holder and subject to such terms and conditions as may be required by such author(s) or their employer(s), (i) a copy of such report to be addressed to the Royalty Holder or any of its Affiliates, (ii) the relevant certificates and consents of the author(s) required in connection with the filing of and reference to such report to be provided to the Royalty Holder or any of its Affiliates, and (iii) such other consents in connection with the use of or reliance upon such report by the Royalty Holder or any of its Affiliates from time to time in its public disclosure as may be required by the Royalty Holder; and

(e)	allow any report prepared for the Payor or its Affiliates in accordance with an Approved Standard to be used by the Royalty Holder or its Affiliates in any technical report prepared for the Royalty Holder or its Affiliates, on condition that a “qualified person” (or its equivalent term, in each case as such term is defined in an Approved Standard) engaged by the Royalty Holder is the author of the report prepared for the Royalty Holder or its Affiliates.

11.8	No Partnership

This Agreement is not intended to, and shall be deemed not to, create any partnership between the Parties including a mining partnership or commercial partnership. Other than as expressly stated herein in respect of the Payor and the Parent, the obligations and liabilities of the Parties shall be several and not joint and neither Party shall have or purport to have any authority to act for or to assume any obligations or responsibility on behalf of the other Party. Nothing in this Agreement shall be deemed to constitute a Party the partner, agent or legal representative of the other Party.

11.9	Consent

Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

11.10	No Waivers

No waiver of or with respect to any term or condition of this Agreement shall be effective unless it is in writing and signed by the waiving Party, and then such waiver shall be effective only in the specific instance and for the purpose of which given. No course of dealing among the Parties, nor any failure to exercise, nor any delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any specific waiver of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.11	Successors and Assigns

This Agreement shall enure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.

11.12	Counterparts

This Agreement may be executed in one or more counterparts, provided that one counterpart shall be executed by both Parties with all required formalities for validity and registration in Brazil, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

11.13	Execution - Authorized Officer to Sign

(a)	Each person signing this Agreement as an authorized officer of a Party hereby represents and warrants that he or she is duly authorized to sign this Agreement for that Party and that this Agreement shall, upon having been so executed, be binding on that Party in accordance with its terms.

(b)	This Agreement is an extrajudicial enforcement title (título executivo extrajudicial) in accordance with Article 784 et. seq. of the Brazilian Civil Procedure Code (Law No. 13.105/2015). Seller hereby acknowledges and agrees that each of the obligations assumed or that may be imputed to it hereunder pursuant to this Agreement are, to the fullest extent permitted by Applicable Law, subject to specific performance in accordance with inter alia Article 497, 806 and 815 of the Brazilian Civil Procedure Code.

[Signature page to follow]

EXECUTED AS AN AGREEMENT on the date first written above.

MINERADORA HAVILAH IMPORTAÇÃO E EXPORTAÇÃO LTDA.

By:	/s/ Francesco Scolaro
Name:	Francesco Scolaro
Title:	Director

NIOBIUM BRAZIL IMPORTAÇÃO E EXPORTAÇÃO LTDA

By:	/s/ Joanderson Batista Pereira Araujo
Name:	Joanderson Batista Pereira Araujo
Title:	Administrator

Witnesses (on counterpart for registration in Brazil):

1.	______________
Name:
ID:

2.	______________
Name:
ID:

Signature Page to Royalty Agreement

Exhibit I
The Property

Exhibit II
Acknowledgement Agreement

THIS agreement is made as of , by and between MINERADORA HAVILAH IMPORTAÇÃO E EXPORTAÇÃO LTDA. (the “Royalty Holder”), [Secured Party Name], (the “Secured Party”) and NIOBIUM BRAZIL IMPORTAÇÃO E EXPORTAÇÃO LTDA (the “Company”).

WHEREAS the Company created, granted and conveyed to the Royalty Holder a perpetual royalty in (i) the amount of 3.5% of the Gross Proceeds in respect of the Property, (the “Royalty”), pursuant to a royalty agreement between the Company and the Royalty Holder dated , 2024, a copy of which is attached hereto as Exhibit “A” (as amended, modified, supplemented or restated, the “Royalty Agreement”).

AND WHEREAS the Secured Party, in its capacity as [describe role of the Secured Party and document under which there is indebtedness], as amended, restated, supplemented or replaced from time to time (the “Agreement”), is owed a financial obligation by the Company (the “Obligations”) and is the holder of certain security against the Company (as amended, modified, supplemented, replaced or restated, (the “Security”).

AND WHEREAS the Company has covenanted to provide to the Royalty Holder a letter agreement in substantially the form hereof from any Person to which it grants a mortgage or debenture, encumbrance or other security interest in the Property in favour of the Royalty Holder providing for the acknowledgements and agreements included herein.

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby acknowledge, confirm and agree (knowing that the other parties will be relying upon such acknowledgments, confirmations and agreements) as follows:

1.	Capitalized terms used herein which are not otherwise defined herein will have the meanings provided in the Royalty Agreement. In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Collateral” means all of the property of the Company and its Affiliates, whether real, personal, or mixed, that is (or is required to be) charged pursuant to the Security to secure the payment and performance of the applicable Obligations; and

“Enforcement Action” means an action under applicable law to:

(i)	foreclose, execute, levy, or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral, or otherwise exercise or enforce remedial rights with respect to Collateral under any documents related to the Security (including by way of set-off, recoupment notification of a public or private sale or other disposition pursuant to the Personal Property Security Act (British Columbia), appropriation, sale of the assets, realization and any enforcement methods under applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable);

(ii)	receive a transfer of Collateral in satisfaction of indebtedness or any other obligation secured thereby;

(iii)	otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity, or pursuant to any documents related to the Security (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising Collateral); or

(iv)	effect the disposition of Collateral by any of the Company or its Affiliates after the occurrence and during the continuation of an event of default under any agreement between the Company and the Secured Party with the consent of any senior secured parties;

“Insolvency Proceeding” means (i) any dissolution, bankruptcy, receivership, winding up, liquidation, reorganization or other similar proceedings in respect of the Company or any of its Affiliates (whether voluntary or involuntary) or its property, assets and undertakings, (ii) any proposal, compromise or arrangement made by the Company or any of its Affiliates under applicable bankruptcy, insolvency and creditors’ arrangement legislation, or (iii) the appointment or making of an application to a court for an order appointing a trustee, receiver or receiver-manager of the Company or any of its Affiliates.

2.	The Secured Party:

(a)	acknowledges the following, and agrees that in any Enforcement Action or Insolvency Proceeding, or any other proceeding, it will not take any position or action that is inconsistent with the following:

(i)	the existence of the Royalty;

(ii)	the Royalty is intended to run with the land and constitute the grant of a vested present interest in the Property and a covenant running with the Property and all successions thereof, whether created privately or through government action, and is binding upon the Company and its successors and assigns of the Property, or any portion thereof or interest therein;

(iii)	the Royalty will attach to any amendments, relocations or conversions of any mining claim, license, lease, concession, permit, patent or other tenure comprising the applicable Property, or to any extension or renewal thereof or to any replacement or substitution therefor; and

(iv)	the Secured Party’s right, title and interest in the Collateral (and the right of any transferee or assignee of such interest) is subject to the Royalty and rights of the Royalty Holder under the Royalty Agreement;

(b)	agrees that the Royalty and any property of the Company to the extent comprising the Royalty are not subject to the Security;

(c)	acknowledges and agrees that all payments due to the Company on account of the Royalty will become the property of the Royalty Holder at the time of production of the Product on the applicable Property and will be held by the Company in trust for the Royalty Holder until paid to the Royalty Holder;

(d)	agrees that the Security will not be sold, assigned, transferred or otherwise disposed of unless the Person to whom the Security is sold, assigned, transferred or otherwise disposed of has executed and delivered to the Royalty Holder an agreement in favour of the Royalty Holder substantially in the form hereof;

(e)	agrees not to take any action to prevent the Company or any of its Affiliates from performing its obligations under the Royalty Agreement, including the payment of the Royalty;

(f)	agrees, in connection with any enforcement of or realization upon the Security, not to permit, seek to effect or consent to any conveyance of all or any portion of the Property unless the purchaser or transferee (the “Transferee”) of such Property has first entered into an agreement, in form and substance satisfactory to the Royalty Holder, to be bound by the Royalty Agreement (and, if such Transferee is a subsidiary of any Person, the Company, for itself and on behalf of its Affiliates, and the Secured Party shall use their commercially reasonable efforts to cause the Person which ultimately controls such Transferee to provide a guarantee of such Transferee’s obligations in form and substance satisfactory to the Royalty Holder, acting reasonably) or become so bound by operation of law and such interest in the Property shall be otherwise subject to the terms and conditions in this Agreement and the Royalty Agreement;

(g)	will not seek nor support any Person in seeking (and will not seek or support the appointment of a receiver that seeks) any conveyance of all or any portion of the Property free and clear of the Royalty; and

(h)	will not vote in favour of, seek or support any restructuring plan or proposal, or otherwise make or support any claim in any Insolvency Proceeding or otherwise vote in favour of, initiate, seek or support a position, plan, proposal or claim, that:

(i)	purports to eliminate or modify the Royalty or the Royalty Agreement without the express written consent of the Royalty Holder;

(ii)	contests, challenges or brings into question the validity or enforceability of the Royalty as an interest in land, and specifically, in and to the Property;

(iii)	purports to convey all or any portion of the Property free and clear of the Royalty; or

(iv)	contests, challenges or brings into question the validity or enforceability of all of the terms, covenants, and conditions in the Royalty Agreement as running with and binding upon the Property and the estates affected thereby, subject to the terms and conditions of the Royalty Agreement.

3.	The Company, for itself and on behalf of its Affiliates, and the Secured Party acknowledge and agree that the Royalty and the rights under the Royalty Agreement shall survive the repayment in full of the Obligations and the discharge of the Security.

4.	To the extent that all or any part of the Royalty and/or Royalty Agreement is assigned or transferred by the Royalty Holder to another Person that is not a party to this Agreement, the Company, for itself and on behalf of its Affiliates, and the Secured Party agree to provide the assignee or transferee with an agreement in favour of the assignee or transferee that contains substantially the same terms and conditions as set out in this Agreement.

5.	The Royalty Holder agrees not to accept or require any security interest, mortgage, debenture, pledge, hypothec, assignment (as security), deposit arrangement, lien, charge, title retention, consignment, lease or other security agreement or similar arrangement as security for all or any of its royalty obligations under the Royalty respectively, other than in accordance with and as permitted by, the express terms of the Royalty Agreement. For greater certainty, the registration or recordation of any document or agreement evidencing the Royalty, including the Royalty Agreement, respectively, shall not contravene this Section 5.

6.	Each party hereto represents and warrants that it has full authority to deliver this agreement.

7.	This agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

8.	This agreement may be executed in any number of counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this agreement delivered by e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this agreement.

9.	This agreement constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

[Remainder of Page Intentionally Left Blank]

DATED this             day of ______________, 20___.

[SECURED PARTY]

Per:
Name:
Title:

MINERADORA HAVILAH IMPORTAÇÃO E EXPORTAÇÃO LTDA.

Per:
Name:
Title:

Address for notices hereunder:

NIOBIUM BRAZIL IMPORTAÇÃO E EXPORTAÇÃO LTDA

Per:
Name:
Title:

Exhibit “A”

ROYALTY PURCHASE AGREEMENT

BETWEEN

MINERADORA HAVILAH IMPORTAÇÃO E EXPORTAÇÃO LTDA.

AND

NIOBIUM BRAZIL IMPORTAÇÃO E EXPORTAÇÃO LTDA

Table of Contents

Article 1	Interpretation	1
1.1	Definitions	1
1.2	Interpretation	4
1.3	Schedules	5
Article 2	Representations and Warranties	5
2.1	Representations and Warranties of Buyer	5
2.2	Representations and Warranties of Seller	6
Article 3	Sale of Royalty	7
3.1	Sale of Royalty	7
3.2	Registration of Royalty	8
Article 4	Closing	8
4.1	Date and Place of Closing	8
4.2	Seller Closing Deliveries	8
4.3	Buyer Closing Deliveries	8
4.4	Closing Conditions in Favour of Buyer	9
4.5	Closing Conditions in Favour of Seller	9
Article 5	Responsibility for Taxes	10
5.1	Payment of Taxes on Sale and Grant	10
5.2	Indemnity	10
5.3	Cooperation	10
Article 6	Confidentiality	10
6.1	Confidentiality	10
6.2	Announcements	11
Article 7	Miscellaneous	12
7.1	Legal and Other Fees and Expenses	12
7.2	Notices	12
7.3	Governing Law	13
7.4	Other Activities and Interests	13
7.5	No Partnership	13
7.6	Severability	13
7.7	Entire Agreement	13
7.8	Time of the Essence	13
7.9	Further Assurances	14
7.10	Amendment	14
7.11	Waiver	14
7.12	Assignment	14
7.13	Successors and Assigns	14
7.14	Counterparts	14
7.15	Execution	14
Schedule A FORM OF ROYALTY AGREEMENT		1

THIS ROYALTY PURCHASE AGREEMENT

BETWEEN:

MINERADORA HAVILAH IMPORTAÇÃO E EXPORTAÇÃO LTDA., a business company incorporated in Brazil and registered with the CNPJ No. 46.168.638/001-37.;

(“Buyer”)

AND:

NIOBIUM BRAZIL IMPORTAÇÃO E EXPORTAÇÃO LTDA, a sole proprietorship limited company, with registered office at Estrada Caiçara, km. 13, s/nº, Anexo Fazenda Quati, Anexo Santo Antônio, Anexo Pedra Petra; Zona Rural; Itapuranga - GO, CEP 76.680-000, registered with the CNPJ/ME under No. 46.833.764/0001-69;

(“Seller”)

WHEREAS Seller wishes to sell and grant to Buyer, and Buyer wishes to purchase from Seller, the Royalty (as hereinafter defined) on the terms and subject to the conditions set out herein (the “Transaction”).

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the recitals and of the mutual covenants and agreements hereinafter contained, the Parties agree as follows:

Article 2
Interpretation

2.1	Definitions

Unless the context otherwise requires, in this Agreement:

“Agreement” means this royalty purchase agreement, including the Schedules hereto, as amended or supplemented from time to time.

“Authorization” means any authorization, approval, consent, concession, exemption, license, lease, grant, permit, franchise, right (including surface rights, access rights, rights of way, privileges, concessions or franchises granted to or held by Seller by, or required to be obtained from, any Person (including a Governmental Body), for the exploration of the Property or the construction, development and operation of the Project), privilege or no-action letter from any Governmental Body having jurisdiction with respect to any specified Person, property, transaction or event, or with respect to any of such Person’s property or business and affairs (including any zoning approval, mining permit, development permit or building permit) or from any Person in connection with any easements, contractual rights or other matters, but in each case excludes the Property.

“Business Day” means any day other than a Saturday, Sunday or any statutory holiday in Sao Paulo, Brazil and Saint Vincent and the Grenadines.

“Closing” has the meaning ascribed thereto in Section 4.1.

“Closing Date” has the meaning ascribed thereto in Section 4.1.

“Confidential Information” has the meaning ascribed thereto in Section 6.1(a).

“Effective Date” means the date of this Agreement.

“Encumbrance” means, whether or not registered or registrable or recorded or recordable, and regardless of how created or arising, any mortgage, deed of trust, charge, pledge, hypothecation, security interest, priority or other security agreement, assignment, deposit arrangement, lien (statutory or otherwise), title retention agreement or arrangement, conditional sale, option, license or license fee, royalty, claim, production payment, restrictive covenant, preferential arrangement or other encumbrance of any nature or any agreement to give or create any of the foregoing.

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“Governmental Body” means any federal, provincial, state, territorial, regional, municipal, local government or authority, quasi government authority, fiscal or judicial body, government or self-regulatory organization, commission, board, tribunal, organization, securities regulator, stock exchange or any regulatory, administrative or other agency, or any political or other subdivision, department, or branch of any of the foregoing including any indigenous or native body (or both, as the case may be) exercising governance powers by right, title or custom.

“IFRS” means the International Financial Reporting Standards adopted by the International Accounting Standards Board from time to time.

“Insolvent” will have a correlative given in the definition of “Solvent”.

“Law” includes:

(a)	any national, federal, provincial, territorial, regional, municipal, or local statute, law, by law, rule, regulation, code, ordinance;

(b)	any judgment, decree, writ, administrative interpretation, guideline, policy, injunction, order or the like, of any Governmental Body;

(c)	common law or equity; and

(d)	any Governmental Body standard, protocol, order, requirement, registration, certificate, permit, license, approval or consent (including conditions in respect of any standard, protocol, order, requirement, registration, certificate, permit, license, approval or consent).

“Mineral Rights” means any fee title, unpatented mining claim, patented mining claim, exploration license, mining lease, mining license, mineral claim, mining concession and other forms of mineral tenure (including any application for the grant or issue of any of the foregoing) or other rights to Minerals, or to work upon lands for the purpose of searching for, developing or extracting Minerals under any form of mineral title recognized under applicable Law, whether contractual, statutory or otherwise.

“Minerals” means all ores, solutions and concentrates or metals derived from them, containing precious, base and industrial minerals which are found in, on or under the Property and may lawfully be explored for, mined and sold under the Mineral Rights and other instruments of title under which the Property is held.

“Notice” has the meaning ascribed thereto in Section 7.2.

“Other Rights” means any interest in real property, whether freehold, leasehold, license, right of way, easement, any other surface or other right in relation to real property, and any right, license or permit in relation to the use or diversion of water, but excluding any Mineral Rights;

“Parties” means Buyer and Seller and “Party” means any one of them.

“Permitted Encumbrance” means:

(a)	any undetermined or inchoate lien or prior claim or any like lien or right of set-off arising in the ordinary course of business or under Law, securing obligations incurred in connection with the Property which are not yet overdue or which are being contested or litigated in good faith;

(b)	any Encumbrance for taxes, assessments or governmental charges not yet due or being contested in good faith (but only so long as such contest does not result in any sale, loss or forfeiture of the Property and, where applicable Law requires such amounts to be paid while being contested, such amounts have been paid);

(c)	any Encumbrance incurred or deposit made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits;

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(d)	any builders’, mechanics’, materialman’s, miners’, carriers’, warehousemen’s and landlords’ liens and privileges, in each case, which relate to obligations not yet due or delinquent, or which Seller is contesting in good faith by appropriate proceeding and in respect of which reserves have been established in accordance with IFRS;

(e)	any right reserved to or vested in any Governmental Body by the terms of any lease, license, franchise, grant, claim or permit held or acquired by Seller, or by any statutory provision, to terminate the lease, license, franchise, grant, claim or permit to purchase assets used in connection therewith or to require annual or other periodic payments as a condition of the continuance thereof;

(f)	any Encumbrance created or assumed by Seller in favor of a public utility or Governmental Body when required by the public utility or Governmental Body in connection with the operations of Seller that do not in the aggregate materially detract from the value of any of the Property or impair their use in the operation of the business of Seller;

(g)	any reservations, limitations, provisos and conditions expressed in original grants from any Governmental Body or the term of any lease from any Governmental Body;

(h)	any applicable municipal by-laws, official plans, building code requirements or other restrictions by a Governmental Body affecting the use of land or the nature of any structures which may be erected thereon;

(i)	any minor encumbrance, such as easements, rights-of-way, servitudes or other similar rights in land granted to or reserved by other Persons, rights-of-way for sewers, electric lines, telegraph and telephone lines, oil and natural gas pipelines and other similar purposes, or zoning or other restrictions applicable to the use of real property by Seller, or title defects, encroachments or irregularities, that do not detract from the operation or development of the Project in any material respect;

(j)	any Encumbrance consented to, agreed to or approved by Buyer in writing; and

(k)	any Encumbrance in favor of any Governmental Body that relates to securing any reclamation obligation and the reclamation obligation itself.

“Person” means any individual, legal personal representative, corporation, body corporate, firm, partnership, trust, trustee, syndicate, joint venture, unincorporated organization or Governmental Body.

“Personnel” means, at the relevant time, in relation to a Party, any of its (or any Affiliates’) directors, officers or employees.

“Project” means the Itarantim Project in Brazil, which is owned by Seller and includes the Property, and includes the exploration, mining, development, production, processing, recovery, sale, transportation, storage and delivery operations and assets and infrastructure related thereto.

“Property” has the meaning set out in the Royalty Agreement and listed in Exhibit I thereto.

“Property Rights” has the meaning ascribed thereto in Section 2.2(h).

“Purchase Price” means $500,000.

“Royalty” means the royalty payable under the Royalty Agreement, which shall be granted by Seller to Buyer at Closing.

“Royalty Agreement” means the Royalty Agreement attached hereto as Schedule A.

“Royalty Documents” means this Agreement, the Royalty Agreement and any documents executed and delivered under any of the foregoing.

“Solvent” means, when used with respect to a Person, that:

(a)	the fair saleable value of the assets of such Person is in excess of the total amount of the current value of its liabilities (including for purposes of this definition all liabilities (including loss reserves), whether or not reflected on a balance sheet prepared in accordance with IFRS and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

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(b)	such Person is able to pay its debts or obligations in the ordinary course as they mature;

(c)	such Person has capital sufficient to carry on its business; and

(d)	such Person is not otherwise insolvent as defined by any applicable Law;

and “Insolvent” will have a correlative meaning.

“Taxes” means all taxes, levies and charges of any kind or nature whatsoever imposed or collected by or on behalf of any Governmental Body including corporation income taxes, capital taxes, realty taxes (including utility charges which are collectible like realty taxes), net proceeds of mines tax, mining taxes and royalties, privilege taxes, excise taxes, business taxes, property transfer taxes, taxes charged on any measure of income or revenue, goods & services tax, harmonized sales tax, turnover, or value added taxes of any nature or kind and any other taxes charged on, or in respect of, the sale or transfer of goods and property of any kind, customs duties, payroll taxes, levies, stamp taxes, royalties, taxes charged on royalties received by royalty recipients, duties, and all fees, including claim fees, deductions, compulsory loans and withholdings imposed, levied, collected, withheld or assessed as of the Effective Date or at any time in the future, by or on behalf of any Governmental Body of any jurisdiction whatsoever having power to tax, together with penalties, fines, additions to tax and interest thereon.

“Transaction” has the meaning ascribed thereto in the recitals.

2.2	Interpretation

Unless the context otherwise requires, in this Agreement:

(a)	the singular includes the plural and conversely;

(b)	a gender includes all genders;

(c)	if a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(d)	a reference to an Article, Section, schedule or annexure is a reference to an article, section of or a schedule or annexure to this Agreement;

(e)	a reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced except to the extent prohibited by this Agreement or that other agreement or document;

(f)	a reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes (including persons taking by novation) or assigns (and, where applicable, the Party’s legal personal representatives);

(g)	a reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation, code, by-law, ordinance or statutory instrument issued under it;

(h)	a reference to dollars and $ is to United States currency;

(i)	the word “including” means “including without limitation” and “include” and, “includes” will be construed similarly;

(j)	headings and any table of contents or index are for convenience only and do not form part of this Agreement or affect its interpretation;

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(k)	a provision of this Agreement must not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of this Agreement or the inclusion of the provision in this Agreement;

(l)	if an act must be done on a specified day which is not a Business Day, it must be done instead on the next Business Day;

(m)	reference to a body, other than a Party (including, without limitation, an institute, association or authority), whether statutory or not:

(i)	which ceases to exist; or

(ii)	whose powers or functions are transferred to another body,

(n)	is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

(o)	where a phrase “to the knowledge of” or similar expressions are used in this Agreement, it is a requirement that the person in respect of whom the phrase is used must have made the enquiries that are reasonably necessary to enable that person to make the statement or disclosure; and

(p)	a reference to any thing (including a right, obligation or concept) includes a part of that thing, but nothing in this Section 1.2(p) implies that performance of part of an obligation constitutes performance of the obligation.

2.3	Schedules

The following are the Schedules annexed hereto and incorporated by reference and deemed to be part to this Agreement:

Schedule A       −       Form of Royalty Agreement

Article 3
Representations and Warranties

3.1	Representations and Warranties of Buyer

Buyer represents and warrants to Seller that:

(a)	it is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation;

(b)	it has the necessary corporate capacity, power and authority to execute and deliver Royalty Documents and to observe and perform its covenants and obligations under the Royalty Documents;

(c)	has taken all necessary corporate action in respect of the Royalty Documents, and this Agreement constitutes, and the Royalty Agreement (when executed) will constitute, a legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, and other Laws of general application limiting the enforcement of creditors’ rights generally;

(d)	neither this Agreement nor the completion of the transactions contemplated hereby conflicts, or will conflict, or will result in a breach or violation of, any Law of any kind whatsoever applicable to Buyer, any constating documents of Buyer, or any agreement of any kind whatsoever to which Buyer is a party or by which Buyer is bound; and

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(e)	it is not required to give any notice to, make any filing with or obtain any Authorization of any Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein, except, in each case, as would not have a material adverse effect on its ability to perform its obligations under this Agreement.

The representations and warranties contained in Section 2.1 are provided for the exclusive benefit of Seller, and a breach of any one or more thereof may be waived by Seller in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty. Buyer further agrees that, on the Closing Date, it shall be representing and warranting that the foregoing representations and warranties are true and correct as at the Closing Date with the same force and effect as if they had been made by Buyer at Closing and that they shall not merge on the execution of this Agreement and shall continue and survive for a period of two (2) years from the Closing Date.

3.2	Representations and Warranties of Seller

Seller represents and warrants to Buyer that:

(a)	it is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation;

(b)	it has the necessary corporate capacity, power and authority to execute and deliver Royalty Documents, to observe and perform its covenants and obligations under the Royalty Documents and to own and lease its assets and carry on its business

(c)	has taken all necessary corporate action in respect of the Royalty Documents, and this Agreement constitutes, and the Royalty Agreement (when executed) will constitute, a legal, valid and binding agreement of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, and other Laws of general application limiting the enforcement of creditors’ rights generally;

(d)	neither this Agreement nor the completion of the transactions contemplated hereby conflicts, or will conflict, or will result in a breach or violation of, any Law of any kind whatsoever applicable to Seller, any constating documents of Seller, or any agreement of any kind whatsoever to which Seller is a party or by which Seller is bound;

(e)	neither Seller nor any of its respective Affiliates is required to give any notice to, make any filing with or obtain any Authorization of any Person in connection with the execution, delivery or performance of the obligations of Seller under this Agreement or the consummation of the transactions contemplated herein;

(f)	Seller is Solvent and will not be rendered Insolvent by the execution and delivery of this Agreement or the completion of the Transaction;

(g)	there are no material actions, suits, investigations, claims or proceedings pending or, to Seller’s knowledge, threatened against or directly affecting Seller or the Property, by or before any Governmental Body;

(h)	Seller:

(i)	is the 100% legal and beneficial owner of, and has full and exclusive possession of, good and marketable title to or a valid leasehold interest in all of its Mineral Rights comprising the Property and the material property, Mineral and other rights or interests relating thereto,

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(ii)	has good and marketable possessory and record title to all unpatented mining claims included within the Property, and

(iii)	is the sole registered and beneficial holder of the Other Rights and other Authorizations in respect of the Project

(collectively, the “Property Rights”), free of all Encumbrances (other than Permitted Encumbrances), and no other material property rights or interests are necessary for the conduct of the exploration business of Seller in respect of the Project, as currently conducted. To Seller’s knowledge, there is no material claim or any basis for a material claim that might or could reasonably be expected to adversely affect its right to use, transfer or otherwise exploit the Property Rights; and Seller has no current responsibility or obligation to pay any outstanding material commission, royalty, license fee or similar payment to any person with respect to the Project and the Property Rights thereof except pursuant to applicable Law and Permitted Encumbrances;

(i)	all Mineral Rights and Other Rights pursuant to which Seller derives its interests in the Property are in good standing and there has been no material default under any such Mineral Rights or Other Rights and all taxes required to be paid with respect to such properties to the date hereof have been paid. The Property (or any interest therein, or right to earn an interest therein) is not subject to any right of first refusal or purchase or acquisition right;

(j)	no other entity or person claims any title to or holds possession of any area covered by the Property or any interest in the Property itself and, to the best of Seller’s knowledge, there is no basis for any such claim or interest; and

(k)	Seller has conducted and will continue to conduct its activities on and in respect of the Property in compliance with all applicable Laws in all respects and there are no environmental or community-related aspects that shall restrain the Project from being implemented such as specially protected areas, traditional communities (indigenous or otherwise) and land distribution areas (INCRA).

The representations and warranties contained in Section 2.2 are provided for the exclusive benefit of Buyer and a breach of any one or more thereof may be waived by Buyer in whole or in part at any time without prejudice to it rights in respect of any other breach of the same or any other representation or warranty. Seller further agree that, on the Closing Date, it shall be representing and warranting that the foregoing representations and warranties are true and correct as at the Closing Date with the same force and effect as if they had been made by Seller at Closing and that they shall not merge on the execution of this Agreement and shall continue and survive for a period of two (2) years from the Closing Date.

Article 4
Sale of Royalty

4.1	Sale of Royalty

In consideration for the promises and covenants of Seller contained in this Agreement, including the sale and grant of the Royalty and obligation to make the Royalty payments, Buyer hereby agrees, subject to the satisfaction or waiver of the conditions set forth in Section 4.4, as applicable, to pay to Seller the Purchase Price inclusive of all applicable Taxes, in cash by wire transfer of immediately available funds to a bank account in the name of Seller in its country of incorporation notified to Buyer at least three Business Days prior to the date of the applicable payment.

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4.2	Registration of Royalty

To evidence the grant of the Royalty, Seller will, upon request by Buyer, sign and deliver to Buyer, and Buyer may register or otherwise record (or require Seller to register or otherwise record), including with the Registry of Titles and Deeds of Goiás and any other applicable jurisdiction in Brazil against the Property, this Agreement or a notice of this Agreement, and any other similar document or documents as Buyer may request that will have the effect of giving notice of the existence of the Royalty to third Persons and protecting Buyer’s right to receive the Royalty and other amounts that may be payable pursuant to the Royalty Agreement. Seller hereby consents to such registering or recording and agrees to co-operate with Buyer to accomplish the same. If the National Mining Agency (ANM) issues new ordinances, resolutions or rules pertaining to annotations or registrations of contracts or similar encumbrances over the Property, the Seller, upon receipt of written request by the Buyer, shall promptly and within no more than thirty (30) days take any action necessary to produce annotations or registrations of this Agreement with the ANM as so permitted.

Article 5
Closing

5.1	Date and Place of Closing

The closing for the grant and conveyance of the Royalty and for the payment of the Purchase Price (the “Closing”) will be completed electronically on the third Business Day after the conditions set forth in Sections 4.4 and 4.5 have been satisfied or waived (other than conditions which by their nature can only be satisfied at Closing and are expected to be satisfied at Closing, such as, without limitation, the delivery of the Purchase Price and certificates), unless another place, time or date is agreed to in writing by the Parties (such date, the “Closing Date”).

5.2	Seller Closing Deliveries

At the Closing, Seller shall deliver to Buyer:

(a)	a certificate for Seller executed by a senior officer of Seller, confirming the matters set forth in Section 4.4(b);

(b)	the Royalty Agreement duly executed by Seller; and

(c)	such further and other documents as may be reasonably required by Buyer and its counsel in order to complete the Transaction.

5.3	Buyer Closing Deliveries

At the Closing, Buyer shall deliver to Seller:

(a)	a certificate executed by a senior officer of Buyer, confirming the matters set forth in Section 4.5(b);

(b)	the Royalty Agreement duly executed by Buyer;

(c)	the Purchase Price, delivered in the manner provided by Section 3.1; and

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(d)	such further and other documents as may be reasonably required by Seller and its counsel in order to complete the Transaction.

5.4	Closing Conditions in Favour of Buyer

The conditions to Closing in favour of Buyer are as follows:

(a)	delivery of the items in Section 4.2 has occurred;

(b)	as of the Closing Date:

(i)	all of the representations and warranties made by Seller in this Agreement as of the Effective Date are true and correct in all material respects (or true and correct in all respects in the case of representations and warranties that are qualified by materiality) on and as of the Closing Date as if made on such date;

(ii)	Seller has performed in all material respects all of its respective obligations hereunder required to be performed on or prior to the Closing Date;

(iii)	Seller obtaining all other necessary third party consents to the dealings with the Property contemplated by this Agreement including any consent or approval that is required under applicable Law, by virtue of a condition or covenant of any mineral rights forming part of the Property or by the terms of any material agreements; and

(iv)	Seller will have delivered to Buyer a certificate dated as of the Closing Date of a senior officer confirming the foregoing; and

(c)	no provision of any applicable Law or any action by any Governmental Body having competent jurisdiction will prohibit the Closing or adversely affect in any material respect Buyer’s rights, obligations or benefits under this Agreement, and no judgment, injunction, order or decree issued by any Governmental Body having competent jurisdiction will prohibit the Closing or adversely affect in any material respect Buyer’s rights, obligations or benefits under this Agreement.

The conditions in this Section 4.4 are for the benefit of Buyer and cannot be waived or extended unless agreed in writing by Buyer.

5.5	Closing Conditions in Favour of Seller

The conditions to Closing in favour of Seller are as follows:

(a)	delivery of the items in Section 4.3 has occurred;

(b)	as of the Closing Date:

(i)	all of the representations and warranties made by Buyer in this Agreement as of the Effective Date are true and correct in all material respects (or true and correct in all respects in the case of representations and warranties that are qualified by materiality) on and as of the Closing Date as if made on such date except as would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement;

(ii)	Buyer has performed in all material respects all of its obligations hereunder required to be performed on or prior to the Closing Date; and

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(iii)	Buyer will have delivered to Seller a certificate dated as of the Closing Date of a senior officer, in form and substance satisfactory to Seller acting reasonably, confirming the foregoing;

(c)	as of the Closing Date, Seller obtaining all other necessary third party consents to the dealings with the Property contemplated by this Agreement including any consent or approval that is required under applicable Law, by virtue of a condition or covenant of any mineral rights forming part of the Property or by the terms of any material agreements; and

(d)	no provision of any applicable Law or any action by any Governmental Body having competent jurisdiction will prohibit the Closing or adversely affect in any material respect Seller’s rights, obligations or benefits under this Agreement, and no judgment, injunction, order or decree issued by any Governmental Body having competent jurisdiction will prohibit the Closing or adversely affect in any material respect Seller’s rights, obligations or benefits under this Agreement.

The conditions in this Section 4.5 are for the benefit of Seller and cannot be waived or extended unless agreed in writing by Seller.

Article 6
Responsibility for Taxes

6.1	Payment of Taxes on Sale and Grant

Buyer shall be responsible for and shall pay when due:

(a)	all registration, filing, recording and transfer fees payable in connection with the sale and grant to Buyer of the Royalty; and

(b)	all Taxes that may be payable or assessed by any Governmental Body, including any interest and penalty thereon, applicable to or resulting from Transaction or the sale and grant to Buyer of the Royalty, including any Taxes directly or indirectly imposed on Seller (except for any corporate income taxes due by Seller on receiving payment of the Purchase Price).

6.2	Indemnity

Buyer hereby indemnifies and saves Seller harmless from any Taxes directly or indirectly imposed on Seller. This Section 5.2 shall survive the expiry or early termination of this Agreement.

6.3	Cooperation

The Parties agree to reasonably cooperate to (i) ensure that no more Taxes, duties or other charges are payable other than as required under applicable Law, and (ii) obtain a refund or credit of any Taxes which have been overpaid.

Article 7
Confidentiality

7.1	Confidentiality

(a)	Subject to Section 3.2 and 6.1(b), each Party covenants with the other Party that it will keep confidential the terms of the Royalty Documents and all information (whether in tangible, electronic or other form) provided or disclosed by another Party by reason of the operation of this Agreement, including any information regarding a Party’s Affiliates (“Confidential Information”).

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(b)	Each Party undertakes that neither it, its Affiliates nor their respective Personnel will, without the prior written consent of the disclosing Party (or, in the case of disclosure of any of the Royalty Documents, the consent of the other Party), disclose any Confidential Information to any third Person unless:

(i)	the disclosure is expressly permitted by this Agreement or another Royalty Document, as applicable;

(ii)	subject to Section 6.1(c), the disclosure consists of information required to be disclosed under applicable Laws relating to disclosure by such Party;

(iii)	the information is already in the public domain (unless it entered the public domain because of a breach of this Section 6.1 by the Party);

(iv)	the disclosure is made on a confidential basis to the Party’s officers, employees, agents, financiers, professional advisers or potential transferees of the Royalty and/or Property, and is necessary for the Party’s business or any potential transaction that such Party wishes to negotiate or complete, provided that in all such cases such Party will be liable to the other Party for any breach of the confidentiality obligations set out herein by any such Person;

(v)	the disclosure is necessary to comply with any applicable Law, or an order of a court or tribunal;

(vi)	subject to Section 6.1(c), the disclosure is necessary for a Party or its Affiliates to comply with a directive or request of any Governmental Body (whether or not having the force of law) so long as a responsible person in a similar position would comply;

(vii)	subject to Section 6.1(c), the disclosure is necessary or desirable to obtain an authorization from any Governmental Body;

(viii)	the disclosure is necessary in relation to any discovery of documents, or any proceedings before an arbitrator, court, tribunal, other Governmental Body; or

(ix)	the disclosure is made on a confidential basis to a prospective assignee, purchaser, acquiror or financier of the Party, or to any other person who proposes to enter into contractual relations with the Party and agrees to keep the disclosure confidential in accordance with this Section 6.1.

(c)	Before disclosing any Confidential Information publicly in accordance with Section 6.1(b)(ii) or to a Governmental Body or securities regulator in accordance with Sections 6.1(b)(vi) or 6.1(b)(vii), the disclosing Party must, to the extent permitted by applicable Law, provide the other Party with a draft of the proposed disclosure for its consideration and comment. The other Party will provide any comments promptly.

7.2	Announcements

The Parties shall jointly plan and co-ordinate, and shall cause their respective Affiliates to jointly plan and coordinate, any public notices, press releases, and any other publicity concerning the entering into of this Agreement and none of the Parties or its Affiliates shall act in this regard without reasonable prior consultation with the other Party, unless such disclosure is required to meet timely disclosure obligations of such Party or its Affiliates under applicable Laws in circumstances where prior consultation with the other Party is not practicable, and a copy of such disclosure shall be provided to the other Party at such time as it is made publicly available.

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Article 8
Miscellaneous

8.1	Legal and Other Fees and Expenses

Except as otherwise provided for in this Agreement and subject to the following provisions of this Section 7.1, all costs and expenses incurred by a Party shall be for its own account.

8.2	Notices

All notices, requests, demands or other communications required or permitted to be given by a Party to another Party pursuant to this Agreement (a “Notice”) shall be given in writing and delivered by personal service, pre-paid registered mail or email, addressed as follows:

To Buyer:

MINERADORA HAVILAH IMPORTAÇÃO E EXPORTAÇÃO LTDA.

Attention:	Frank Scolaro
Email:	f.scolaro@internationalminingcorporation.com

with a copy to (which shall not serve as notice):

Paul Smith

Email:	ps@ccpag.ch

To Seller:

NIOBIUM BRAZIL IMPORTAÇÃO E EXPORTAÇÃO LTDA

Estrada Caiçara, km. 13, s/nº
Anexo Fazenda Quati
Anexo Santo Antônio
Anexo Pedra Petra
Zona Rural; Itapuranga - GO
76.680-000

Attention:	Joanderson Batista Pereira Araujo
Email:	Consultoria.cacto@gmail.com

subject to any Notice of change of address given in accordance herewith. Any Notice shall be deemed to have been given and received:

(a)	if personally delivered, then on the day of personal service to the recipient Party, provided that if such date is a day other than a Business Day such Notice shall be deemed to have been given and received on the first Business Day following the date of personal service;

(b)	if by pre-paid registered mail, then the first Business Day, after the expiration of five calendar days following the date of mailing; or

(c)	if sent by email and successfully transmitted or electronically delivered prior to 5:00 p.m. (Mountain Time) on a Business Day of the recipient Party, then on that Business Day, and if successfully transmitted or electronically delivered after 5:00 p.m. (Mountain Time) on a Business Day of a recipient Party then on the first Business Day following the date of transmission.

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8.3	Governing Law

(a)	Except for matters of title to the Property or its assignment or transfer, which will be governed by the Law of its situs, this Agreement is governed by the law in force in the Province of British Columbia and the federal laws of Canada applicable therein without regard to any conflict of laws or choice of laws rules or principles that would permit or require the application of the laws of any other jurisdiction.

(b)	Each Party irrevocably submits to the exclusive jurisdiction of the courts exercising jurisdiction in the Province of British Columbia and any court that may hear appeals from any of those courts for any proceeding in connection with this Agreement, subject only to the right to enforce a judgment obtained in any of those courts in any other jurisdiction or to obtain injunction or interim measures in Brazil.

8.4	Other Activities and Interests

This Agreement and the rights and obligations of the Parties under this Agreement are limited to the Property. Except as expressly provided in any other written agreement between the Parties with respect to the Property (and then only to the extent expressly provided in that other written agreement), each Party will have the free and unrestricted right to enter into, conduct and benefit from any and all business ventures of any kind whatsoever, whether or not competitive with the activities undertaken under this Agreement, without disclosing such activities to any other Party or inviting or allowing another Party to participate in those activities including activities involving Mineral Rights adjoining the Property (except as specifically contemplated in the Royalty Documents).

8.5	No Partnership

This Agreement is not intended to, and will be deemed not to, create any partnership between the Parties including a mining partnership or commercial partnership. Except as otherwise provided, the obligations and liabilities of the Parties will be several and not joint and no Party will have or purport to have any authority to act for or to assume any obligations or responsibility on behalf of another Party. Nothing in this Agreement will be deemed to constitute a Party the partner, agent or legal representative of any other Party or to create any fiduciary relationship between the Parties.

8.6	Severability

If anything in this Agreement is unenforceable, illegal or void then it is severed and the rest of this Agreement remains in force. Where a provision of this Agreement is prohibited or unenforceable, the Parties must negotiate in good faith to replace the invalid provision by a provision which is in accordance with applicable Law and which must be as close as possible to the Parties’ original intent and appropriate consequential amendments (if any) will be made to this Agreement.

8.7	Entire Agreement

This Agreement constitutes the entire agreement between the Parties in respect of its subject matter and supersedes all prior agreements, understandings, representations, warranties, promises, statements, negotiations, letters and documents in respect of its subject matter (if any) made or given prior to the Effective Date.

8.8	Time of the Essence

Time is of the essence of this Agreement. If the Parties agree to vary a time requirement, then the time requirement so varied is of the essence of this Agreement. An agreement to vary a time requirement must be in writing.

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8.9	Further Assurances

Each of the Parties shall execute and deliver such further documents and do such further acts and things as may be reasonably required from time to time, either before, on or after the Closing Date, to carry out the full intent and meaning of this Agreement.

8.10	Amendment

An amendment or variation to this Agreement is not effective unless it is in writing and signed by the Parties.

8.11	Waiver

A Party’s failure or delay to exercise a power or right does not operate as a waiver of that power or right. The exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right. A waiver is not effective unless it is in writing. Waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

8.12	Assignment

Neither this Agreement nor any interest herein shall be assigned, conveyed or otherwise transferred, except:

(a)	by the Buyer in connection with an assignment, conveyance or other transfer of the Royalty; or

(b)	by the Seller in connection with an assignment, conveyance or other transfer of the Property with written consent from the Buyer, which shall not be unreasonably withheld.

8.13	Successors and Assigns

This Agreement will inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.

8.14	Counterparts

This Agreement may be executed in any number of counterparts, provided that one counterpart shall be executed by both Parties with all required formalities for validity and registration in Brazil. Each counterpart is an original but the counterparts together are one and the same agreement. This Agreement is binding on the Parties on the exchange of counterparts. A copy of a counterpart sent by electronic mail:

(a)	must be treated as an original counterpart;

(b)	is sufficient evidence of the execution of the original; and

(c)	may be produced in evidence for all purposes in place of the original.

8.15	Execution

(a)	Each person signing this Agreement as an authorized officer of a Party hereby represents and warrants that he or she is duly authorized to sign this Agreement for that Party and that this Agreement will, upon having been so executed, be binding on that Party in accordance with its terms.

(b)	This Agreement is an extrajudicial enforcement title (título executivo extrajudicial) in accordance with Article 784 et. seq. of the Brazilian Civil Procedure Code (Law No. 13.105/2015). Seller hereby acknowledges and agrees that each of the obligations assumed or that may be imputed to it hereunder pursuant to this Agreement are, to the fullest extent permitted by Applicable Law, subject to specific performance in accordance with inter alia Article 497, 806 and 815 of the Brazilian Civil Procedure Code.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF OF THE TERMS SET OUT HEREIN Buyer and Seller have hereunto set their hands and seals effective as of the effective date first written above.

MINERADORA HAVILAH IMPORTAÇÃO E EXPORTAÇÃO LTDA.

By:
Name:
Title:

NIOBIUM BRAZIL IMPORTAÇÃO E EXPORTAÇÃO LTDA

By:
Name:
Title:

Witnesses (on counterpart for registration in Brazil):

1.	______________
Name:
ID:

2.	______________
Name:
ID:

Signature page to Royalty Purchase Agreement

Schedule “A”
FORM OF ROYALTY AGREEMENT

Signature page to Royalty Purchase Agreement